Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CDRR INVESTORS, INC.,

BEACON ROOFING SUPPLY, INC.,

BEACON LEADERSHIP ACQUISITION I, INC.

AND

BEACON LEADERSHIP ACQUISITION II, LLC

DATED AS OF JULY 27, 2015

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Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws
Exhibit C	Surviving Entity LLC Agreement
Exhibit D	Accredited Investor Questionnaire
Exhibit E	Letter of Transmittal

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 27, 2015 is made by and among CDRR Investors, Inc., a Delaware corporation (the “Company”), Beacon Roofing Supply, Inc., a Delaware corporation (“Parent”), Beacon Leadership Acquisition I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”) and Beacon Leadership Acquisition II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs” and each a “Merger Sub”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in ARTICLE 1.

WHEREAS, Parent owns all of the outstanding equity interests of the Merger Subs;

WHEREAS, the respective boards of directors of Parent, Merger Sub I and the Company and the managing member of Merger Sub II have approved and declared advisable the merger of Merger Sub I with and into the Company and, as part of the same overall transaction, the merger of Merger Sub II with the surviving entity of the merger between Merger Sub I and the Company, upon the terms and subject to the conditions of this Agreement and the DGCL and DLLCA, and the respective boards of directors of Parent, Merger Sub I and the Company and the managing member of Merger Sub II have approved and adopted this Agreement;

WHEREAS, the respective boards of directors of Parent, Merger Sub I and the Company and the managing member of Merger Sub II have determined that the First Merger and the Second Merger (each, as defined below) are fair to and in the best interest of their respective stockholders, and with respect to Merger Sub II, its sole member;

WHEREAS, for U.S. federal income tax purposes, it is intended that the First Merger, taken together with the Second Merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, as promptly as practicable after the execution and delivery of this Agreement, the Company will obtain and deliver to Parent a true, correct and complete copy of a written consent of stockholders evidencing the approval of this Agreement, signed by certain stockholders of the Company constituting the Requisite Stockholder Approval; and

WHEREAS, as of the date hereof, Parent and certain Stockholders have entered into an Investment Agreement (the “Investment Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and the Merger Subs hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1.          Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accredited Investor” shall have the meaning given to such term under Rule 501 of Regulation D under the Securities Act.

“Accredited Investor Questionnaire” means a questionnaire, substantially in the form attached hereto as Exhibit D, with respect to a Stockholder’s investor status.

“Action” means an action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal or administrative), pending, commenced, brought, conducted or heard by or before, any Governmental Entity or arbitrator.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Transaction” has the meaning set forth in Section 3.17.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Alternative Financing” has the meaning set forth in Section 5.16(c).

“Ancillary Documents” has the meaning set forth in Section 3.2.

“Antitrust Laws” shall mean the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet Date” means March 31, 2015.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“CDR Funds” mean (i) Clayton, Dubilier & Rice Fund VIII, L.P., (ii) CD&R Advisor Fund VIII Co-Investor, L.P., and (iii) CD&R Friends & Family Fund VIII, L.P., each of which are partners of CD&R Roadhouse Holdings, L.P.

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“CDR Parties” means CD&R Roadhouse Holdings, L.P., the CDR Funds and each of their respective Affiliates (other than any portfolio company and the Group Companies).

“Claim” has the meaning set forth in Section 5.5(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in the recitals to this Agreement.

“Commitment Letter” has the meaning set forth in Section 4.14(a).

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 5.7(c).

“Company Benefit Plans” means a plan, fund, contract, agreement, program or arrangement (whether written or not), regardless of the number of individuals covered, that is maintained or contributed to by any Group Company, to which any Group Company is a party or with respect to which any Group Company would reasonably be expected to incur liability in respect of present or former employees, officers or directors, and, in each case, that is governed by the laws of the United States of America, including those intended to provide: (i) medical, surgical, health care, hospitalization, dental, vision, retiree, health care reimbursement, life insurance, death, disability, severance or termination pay or benefits, sickness or accident, legal services, dependent care, dependent care reimbursement, on-site day care facilities, sick child care, cafeteria, flexible spending account, adoption assistance, tuition assistance, or transportation or similar benefits (whether or not such arrangement constitutes an “employee welfare benefit plan” as defined in Section 3(1) of ERISA); (ii) pension, profit-sharing, stock bonus, retirement, deferred compensation or similar benefits (whether or not such arrangement is tax qualified and whether or not such arrangement constitutes an “employee pension benefit plan” as defined in Section 3(2) of ERISA); (iii) bonus, incentive, stock option, stock appreciation right, phantom stock or stock purchase benefits; or (iv) salary continuation, supplemental unemployment, vacation or holiday benefits (whether or not such arrangement constitutes an “employee benefit plan” as defined in Section 3(3) of ERISA); provided, however, that a Company Benefit Plan shall not include (a) workers’ compensation insurance and (b) directors’, officers’ and employees’ liability insurance.

“Company Common Shares” means shares of Common Stock of the Company, with a par value of $0.01.

“Company Employees” has the meaning set forth in Section 5.7(a).

“Company Equity Plan” means the CDRR Investors, Inc. Stock Incentive Plan, as amended from time to time.

“Company Equity Securities” means Company Common Shares and Company Options.

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“Company Material Adverse Effect” means any effect, state of facts, development, event, change, occurrence or circumstance that (x) has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the financial condition, business, or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse effect, state of facts, development, event, change, occurrence or circumstance arising from or related to (i) conditions generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including any changes in interest or exchange rates, (ii) any national or international political or social conditions, including acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (v) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) any failure by the Company to meet any projections, forecasts or revenue or earnings predictions (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been a Company Material Adverse Effect), (viii) any action required or contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, (ix) any action taken by any of the Group Companies at Parent’s written request, or (x) any change resulting from the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including any such change relating to the identity of, or facts and circumstances relating to, Parent and including any actions taken by the Group Companies’ customers, suppliers or personnel, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent that such change or effect has a materially disproportionate effect on the Group Companies relative to other companies in the industries or markets in which the Group Companies operate or (y) would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

“Company Option” means any option to purchase one Company Common Share including any option issued pursuant to the Company Equity Plan.

“Company Releasing Parties” has the meaning set forth in Section 5.15.

“Compliant” means, with respect to the Required Information, that the financial statements and other financial information included in such Required Information on the first day of the Marketing Period is, and remains throughout the Marketing Period, compliant with all applicable requirements of Item 301 of Regulation S-K and Regulation S-X for a registered offering of debt securities under the Securities Act (in each case subject to customary exceptions, including consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X) and sufficient to permit a registration statement of a non-accelerated filer using such financial statements and financial information to be declared effective by the SEC on the last day of the Marketing Period.

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“Confidentiality Agreements” means the (i) Confidentiality and Non-Disclosure Agreement, dated as of June 9, 2015, by and between Roofing Supply Group, LLC, together with its Affiliates, and Parent and (ii) Confidentiality and Non-Disclosure Agreement, dated as of June 9, 2015, by and between Parent and Roofing Supply Group, LLC together with its Subsidiaries and its parent, CDRR Investors, Inc.

“Confirmed Accredited Investor” shall mean a Stockholder (a) that has completed after the date of execution of this Agreement the Accredited Investor Questionnaire, confirming its status as an Accredited Investor and which Accredited Investor Questionnaire has been delivered to Parent, and (b) as to which no information has come to the attention of Parent that would reasonably cause Parent to believe that such Stockholder is not an Accredited Investor prior to the date of payment of the Per Share Consideration to such Stockholder.

“Credit Facilities” means, collectively, (i) that certain ABL Credit Agreement, dated as of May 31, 2012, among Roofing Supply Group, LLC (formerly known as CDRR MS, Inc.), the Subsidiary Borrowers from time to time party thereto, the several banks and other financial institutions from time to time party thereto and Deutsche Bank Trust Company Americas as administrative agent and collateral agent, as amended by the First Amendment, dated October 17, 2012, and the Second Amendment, dated as of June 1, 2015, (ii) that certain Credit Agreement, dated as of May 31, 2012, among Roofing Supply Group, LLC (formerly known as CDRR MS, Inc.), the several banks and other financial institutions from time to time party thereto and Deutsche Bank Trust Company Americas as administrative agent and collateral agent, as amended by the First Amendment, dated as of October 17, 2012, and (iii) the Indenture.

“Debt Documents” has the meaning set forth in Section 5.16(a).

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.16.

“Divestiture” has the meaning set forth in Section 5.4(b)(i).

“DLLCA” means the Delaware Limited Liability Company Act.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Laws” means all applicable Laws relating to pollution, protection or preservation of the environment, natural resources or human health and safety, and to the generation, use, handling, transport, disposal, Release, or threatened Release of any Hazardous Substances, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., together with all rules and regulations thereunder, and all applicable and analogous state or local statutes and regulations.

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“Environmental Permits” has the meaning set forth in Section 3.16(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with any Group Company would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exchange Fund” has the meaning set forth in Section 2.10(a).

“Excluded Shares” has the meaning set forth in Section 2.9(c).

“Exhibits” has the meaning set forth in Section 1.2.

“Financial Statements” has the meaning set forth in Section 3.6(a).

“Financing” means the arrangement and borrowing of any credit facilities and the offering of debt securities pursuant to the Commitment Letter (including any Alternative Financing contemplated by Section 5.16(c)).

“Financing Sources” means the Persons that have entered or will enter into agreements with Parent in connection with the Financing, and any joinder agreements or definitive agreements entered into pursuant thereto, including the agents, arrangers, lenders and other entities that are part of the Financing, together with their respective general or limited partners, direct or indirect shareholders, managers, members, Affiliates, officers, directors, employees, agents, representatives, advisors, successors and assigns. For the avoidance of doubt, none of Parent or any of its Affiliates, including the Merger Subs, shall be Financing Sources.

“First Certificate of Merger” has the meaning set forth in Section 2.3(a).

“First Effective Time” has the meaning set forth in Section 2.3(a).

“First Merger” has the meaning set forth in Section 2.1.

“Fully Diluted Share Number” means the number of Company Common Shares outstanding plus all Company Common Shares issuable assuming the exercise of all Company Options vested at the First Effective Time.

“GAAP” means United States generally accepted accounting principles.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any United States (i) federal, state, local, municipal, or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal.

“Group Companies” means, collectively, the Company and each of its Subsidiaries (direct or indirect).

“Hazardous Substances” means any contaminant, pollutant, materials, substances or wastes, identified, listed, defined, or regulated as hazardous or toxic under Environmental Laws, including any asbestos or asbestos-containing materials, petroleum or petroleum product or derivative thereof, polychlorinated biphyenls, or radioactive materials and any other material, substance or waste regulated by or for which liability or standards of conduct are imposed under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, interest, penalties, fees and premiums and all fees, expenses, payments and costs associated with prepayment, termination, redemption, breakage or unwinding) of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) in respect of reimbursement obligations under letters of credit, bankers’ acceptances, bank overdrafts, surety or performance bonds and similar instruments, (d) for the deferred purchase price of goods or services including earn-outs, but excluding trade payables incurred in the ordinary course of business), (e) under leases required to be classified as capital leases under GAAP, (f) under hedging or swap obligations or similar arrangements, (g) that is secured by an Encumbrance (other than a Permitted Encumbrance) on any assets or properties of such Person, and (h) guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (a) through (h) above of any other Person. Notwithstanding the foregoing, “Indebtedness” shall not include any intercompany obligations.

“Indemnified Party” has the meaning set forth in Section 5.5(b).

“Indenture” means that certain Indenture, dated as of May 31, 2012, by and among the Issuers and Wilmington Trust, National Association, as supplemented by the First Supplemental Indenture, dated as of May 31, 2012, the Second Supplemental Indenture, dated as of May 31, 2012, and the Third Supplemental Indenture, dated as of May 31, 2012, and as further supplemented from time to time.

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“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” has the meaning set forth in Section 3.11.

“Investment Agreement” has the meaning set forth in the recitals to this Agreement.

“IRS” means the Internal Revenue Service.

“Issuers” means, collectively, Roofing Supply Group, LLC (formerly known as CDRR MS, Inc.), Roofing Supply Finance, Inc. (formerly known as CDRR Finance, Inc.).

“Knowledge” means (a) with respect to the Company, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge), of the following individuals: Peter Arvan, Les Vines, Jeff Clay, Joe McGraw, Troy Draper, Lloyd Pope and Wesley Schlenker, and (b) with respect to Parent, the actual knowledge, without independent investigation (and shall in no event encompass constructively imputed or similar concepts of knowledge), of the following individuals: Paul M. Isabella, Joseph M. Nowicki and Ross D. Cooper.

“Law” means any constitution, statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment or decree of any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.8(a).

“Leases” has the meaning set forth in Section 3.8(a).

“Letter of Transmittal” means the letter of transmittal substantially in the form attached hereto as Exhibit E, with such changes as the Paying Agent shall reasonably request.

“Licenses” has the meaning set forth in Section 3.11.

“Marketing Period” means the first period of 15 consecutive Business Days throughout and at the end of which Parent shall have received the Required Information and such Required Information is Compliant; provided, (a) that (x) such 15 consecutive Business Day period shall commence no earlier than the later of (A) September 8, 2015 and (B) three (3) Business Days following the date on which Parent shall have the Required Information and such Required Information is Compliant, and (y) the Marketing Period shall end on any earlier date prior to the expiration of the 15 consecutive Business Day period described above if the Financing is consummated on such earlier date and (b) if the Company shall in good faith reasonably believe it has provided the Required Information and that the Marketing Period has commenced, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period will be deemed to have commenced on the date of such notice unless Parent, in good faith, reasonably believes the Marketing Period has not commenced and within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (setting forth with specificity why Parent believes the Marketing Period has not commenced, including such additional Required Information, if any, that has been requested and has not yet been delivered to commence the Marketing Period). Notwithstanding anything in this definition to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, Roofing Supply Group, LLC’s independent accountant shall have withdrawn its audit opinion with respect to any financial statements of Roofing Supply Group, LLC or Roofing Supply Group, LLC or its auditors have determined to undertake any restatement of any financial statements in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of Roofing Supply Group, LLC for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to Parent or such restatement has been completed and the applicable Required Information has been amended or Roofing Supply Group, LLC has indicated that it or its auditors has concluded that no restatement shall be required, and the requirements in the preceding sentence would be satisfied throughout and on the last day of such new 15 consecutive Business Day period.

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“Material Contracts” has the meaning set forth in Section 3.9(a).

“Merger” has the meaning set forth in Section 2.1.

“Merger Sub I” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Sub II” has the meaning set forth in the introductory paragraph to this Agreement.

“Merger Subs” has the meaning set forth in the introductory paragraph to this Agreement.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA.

“NASDAQ” means The NASDAQ Global Select Market.

“New Benefit Plans” has the meaning set forth in Section 5.7(b).

“Notes” has the meaning set forth in Section 5.17(a)(vi).

“Old Benefit Plans” has the meaning set forth in Section 5.7(b).

“Option Cancellation Payment” means a payment consisting of $7.50 in cash and 0.2439 of a share of Parent Stock, representing the value of the cash and Parent Stock included in the Per Share Consideration minus $10.00 (which is the exercise price of each Company Option) applied ratably across the cash and shares of Parent Stock; provided that if an Optionholder is a former employee of a Group Company as of the First Effective Time and not a Confirmed Accredited Investor, such Optionholder will receive a payment consisting of $15.00 in cash, representing the value of the cash and Parent Stock included in the Per Share Consideration minus $10.00.

“Option Exchange Ratio” means the number determined by dividing (i) (A) 12.50 plus (B) 0.4065 multiplied by the average of the VWAP for the ten (10) consecutive trading days immediately preceding the Closing Date by (ii) the average of the VWAP for the ten (10) consecutive trading days immediately preceding the Closing Date.

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“Optionholder” means any Person that holds one or more Company Options.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Parent Board” shall mean the board of directors of Parent.

“Parent Companies” means, collectively, Parent and each of its Subsidiaries (direct or indirect).

“Parent Equity Plan” means the Beacon Roofing Supply, Inc. 2014 Stock Plan.

“Parent Material Adverse Effect” means any effect, state of facts, development, event, change, occurrence or circumstance that (x) has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect upon the financial condition, business, or results of operations of the Parent Companies, taken as a whole; provided, however, that any adverse effect, state of facts, development, event, change, occurrence or circumstance arising from or related to (i) conditions generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including any changes in interest or exchange rates, (ii) any national or international political or social conditions, including acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iii) changes in GAAP, (iv) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Entity, (v) any change that is generally applicable to the industries or markets in which the Parent Companies operate, (vi) the public announcement of the transactions contemplated by this Agreement, (vii) any failure by the Parent to meet any projections, forecasts or revenue or earnings predictions (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been a Parent Material Adverse Effect), (viii) any action required or contemplated by this Agreement and/or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, (ix) any action taken by any of the Parent Companies at the Company’s written request, or (x) any change resulting from the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, including any such change relating to the identity of, or facts and circumstances relating to, the Company and including any actions taken by the Parent Companies’ customers, suppliers or personnel, shall not be taken into account in determining whether a “Parent Material Adverse Effect” has occurred; provided, however, that any change or effect referred to in clauses (i), (ii), (iii), (iv) and (v) immediately above may be taken into account in determining whether a Parent Material Adverse Effect has occurred to the extent that such change or effect has a materially disproportionate effect on the Parent Companies relative to other companies in the industries or markets in which the Parent Companies operate or (y) would reasonably be expected to prevent the consummation of the transactions contemplated hereby.

“Parent Releasing Parties” has the meaning set forth in Section 5.15.

“Parent SEC Documents” has the meaning set forth in Section 4.8(a).

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“Paying Agent” has meaning set forth in Section 2.10(a).

“Parent Stock” means the common stock, par value $0.01 per share, of Parent.

“Per Share Consideration” means (i) with respect a Confirmed Accredited Investor: (a) $12.50 in cash and (b) 0.4065 of a share of Parent Stock; and (ii) with respect to a Non-Accredited Stockholder: $25.00 in cash; it being understood that, consistent with Treasury Regulations Section 1.356-1(b), for any Confirmed Accredited Investor, with respect to 50% of such Confirmed Accredited Investor’s Company Common Shares, the Per Share Consideration shall be $25.00 in cash and, with respect to the remaining 50% of such Confirmed Accredited Investor’s Company Common Shares, the Per Share Consideration shall be 0.8130 of a share of Parent Stock.

“Permits” has the meaning set forth in Section 3.12.

“Permitted Encumbrances” means (i) Encumbrances securing obligations under the Credit Facilities, (ii) Encumbrances disclosed on the Reference Balance Sheet or the notes thereto; (iii) statutory Encumbrances for Taxes or assessments not yet delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Reference Balance Sheet; (iv) mechanics’, carriers’, workers’, repairmen’s and other similar Encumbrances arising or incurred in the ordinary course of business with respect to charges not yet due and payable; (v) Encumbrances listed on Schedule 1.1(a); or (vi) with respect to real property, (1) recorded easements, rights of way, covenants, restrictions, reservations, exceptions, encroachments and imperfections of title, if any, none of which impairs the use by the Group Companies of the property subject thereto or impairs the operations of the Group Companies or materially detracts from the value of the property subject thereto, (2) zoning laws and other land use restrictions that do not impair the present use of the property subject thereto, or (3) statutory Encumbrances in favor of lessors arising in connection with any Leased Real Property.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Qualified Plan” means a Company Benefit Plan that is intended to be a “qualified plan” (within the meaning of Section 401(a) of the Code).

“Reference Balance Sheet” means the audited, consolidated balance sheet of Roofing Supply Group, LLC and its Subsidiaries as of the Balance Sheet Date.

“Related Party” means: (a) any Stockholder or Optionholder or any Affiliate of any Stockholder or Optionholder (other than any Group Company and any portfolio company of any CDR Fund) and (b) employee, officer, director, stockholder, partner or member of any Person listed in clause (a) of this definition.

“Related Tax Person” has the meaning set forth in Section 5.10(d).

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“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into the environment of any Hazardous Substance, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substance.

“Releasing Parties” has the meaning set forth in Section 5.15.

“Required Information” means (i) the audited financial statements and the unaudited financial statements for the first quarter of 2015 included in the Financial Statements and unaudited consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows of Roofing Supply Group, LLC for the fiscal quarter (or year-to-date period through the end of a fiscal quarter) ended June 30, 2015 and each subsequent fiscal quarter (or year-to-date period through the end of a fiscal quarter) ended at least 45 days before the Closing Date (which shall have been at Parent’s expense reviewed by Roofing Supply Group, LLC’s independent accountants as provided in SAS 100), (ii) all financial information relating to Roofing Supply Group, LLC and its Subsidiaries reasonably necessary to permit Parent to prepare a pro forma consolidated balance sheet and related pro forma statement of operations of Parent as of and for the twelve-month period ending on the last day of the most recently completed four-quarter period and ended at least 45 days prior to the Closing Date (it being understood that Parent shall be responsible for, and Required Information shall not include, (x) the information relating to the proposed debt and equity capitalization of Parent and its Subsidiaries after the Closing Date or (y) any information concerning the assumptions underlying the pro forma adjustments to be made in such pro forma financial statements, which assumptions shall be the responsibility of Parent, or pro forma cost savings or other pro forma adjustments desired by Parent to be made in such pro forma financial statements), (iii) all other financial data, and other information of Roofing Supply Group, LLC and its Subsidiaries, as reasonably requested by Parent, of the type and form customarily included in marketing documents used to syndicate credit facilities of the type contemplated in the Commitment Letter or in an offering memorandum to issue and sell high yield debt securities in an exempt offering pursuant to Rule 144A under the Securities Act or otherwise necessary to receive from Roofing Supply Group, LLC’s independent accountants customary “comfort” (including “negative assurance” comfort) with respect to the financial information included in or derived from the financial statements referred to in this definition to be included in such marketing documents or offering memorandum (subject to customary exceptions, including consolidating financial statements, “segment reporting”, separate subsidiary financial statements and other financial statements and data that would be required by Sections 3-09, 3-10 and 3-16 of Regulation S-X, information that would be required by Item 402 of Regulation S-K and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A), and (iv) a draft of a customary comfort letter with respect to the foregoing financial information by the independent accountants of Roofing Supply Group, LLC, including as to customary negative assurances, which such accountants have confirmed they are prepared to issue upon request throughout the Marketing Period (including at the date of the pricing of any securities issued at the Closing), subject to completion by such auditors of customary procedures relating thereto, including the receipt of customary representation letters; provided that Required Information shall not include pro forma financial statements or financial information except to the extent provided in clause (ii) above.

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“Requisite Stockholder Approval” means the affirmative vote or consent of CD&R Roadhouse Holdings, L.P.

“Roofing Supply Group, LLC” has the meaning set forth in Section 3.6.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Schedules” has the meaning set forth in Section 1.2.

“SEC” means the Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Second Effective Time” has the meaning set forth in Section 2.3(b).

“Second Merger” has the meaning set forth in Section 2.1.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Shareholder Designees” has the meaning given to it in the Investment Agreement.

“Significant Customers” has meaning set forth in Section 3.23.

“Significant Suppliers” has meaning set forth in Section 3.23.

“Software” means computer software programs and software systems, including data files, source application programming interfaces, databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related specifications, documentation and materials, whether in source code, object code or human readable form.

“Stockholder” means a holder of Company Common Shares as of immediately prior to the First Effective Time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

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“Substitute Option” shall have the meaning set forth in Section 2.9(d)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.5(b).

“Surviving Corporation Certificate of Incorporation” has the meaning set forth in Section 2.5(a).

“Surviving Entity” has the meaning set forth in Section 2.1.

“Surviving Entity Certificate of Formation” has the meaning set forth in Section 2.5(a).

“Surviving Corporation Common Share” has the meaning set forth in Section 2.9(a).

“Surviving Entity LLC Agreement” has the meaning set forth in Section 2.5(b).

“Tax” means all taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, capital stock, net proceeds, ad valorem, turnover, real, personal and other property (tangible and intangible), sales, use, franchise, excise, value added, stamp, escheat payment, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, unitary, severance and employees’ income withholding, unemployment and Social Security taxes, duties, assessments and charges (including the recapture of any tax items such as investment tax credits), which are imposed by any Governmental Entity, including any interest, penalties or additions to tax related thereto imposed by any Governmental Entity.

“Tax Return” means any return, report or form required to be filed with respect to Taxes.

“Termination Date” has the meaning set forth in Section 7.1(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“VWAP” means, for any trading day, the per share volume-weighted average price of Parent Stock on Nasdaq as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BECN US<equity>VWAP” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day up to and including the final closing print (or if such volume-weighted average price is unavailable, the market value of one share of Parent Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Parent). The “VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

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Section 1.2.          Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with all schedules (the “Schedules”) and exhibits (the “Exhibits”) hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit or the Schedules but not otherwise defined therein shall have the meaning given to such term in this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; and (v) the words “party” or “parties” shall refer to parties to this Agreement.

ARTICLE 2
THE MERGERS

Section 2.1.          The Mergers At the First Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into the Company (the “First Merger”). Following the First Effective Time, the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving entity of the First Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub I in accordance with the DGCL. At the Second Effective Time, the Surviving Corporation shall be merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”). Following the Second Effective Time, the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity of the Second Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Surviving Corporation in accordance with the DGCL and the DLLCA.

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Section 2.2.          Closing of the Mergers. The closing of the Mergers (the “Closing”) shall take place at 10:00 a.m., New York time, on October 1, 2015; provided, however, that if by such date any of the conditions set forth in ARTICLE 6 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the fulfillment or written waiver of those conditions) have not been satisfied or waived by the party entitled to the benefit thereof, then the date of Closing shall be the third Business Day following the satisfaction or waiver of all such outstanding conditions, unless another time or date is agreed to in writing by the parties hereto; provided, further, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in ARTICLE 6 (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition), the Closing shall occur on the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in ARTICLE 6 for the Closing as of the date that would have been the Closing Date if not for this proviso). The Closing shall take place by facsimile and electronic transmission. The date on which the Closing occurs shall be the “Closing Date”.

Section 2.3.          First Effective Time; Second Effective Time.

(a)          Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the parties hereto shall cause the First Merger to be consummated by filing an agreement or certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL. The First Merger shall become effective at the time that the First Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the First Certificate of Merger (the time the First Merger becomes effective being referred to herein as the “First Effective Time”).

(b)          Promptly after the First Effective Time, Parent shall cause the Second Merger to be consummated by filing an agreement or certificate of merger (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the DGCL and DLLCA. The Second Merger shall become effective at the time that the Second Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and time as specified in the Second Certificate of Merger (the time the Second Merger becomes effective being referred to herein as the “Second Effective Time”).

Section 2.4.          Effects of the Mergers. At the First Effective Time, the First Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub I shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Company and Merger Sub I shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation. At the Second Effective Time, the Second Merger shall have the effects set forth in Section 251 of the DGCL and Section 209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub II and the Surviving Corporation shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub II and the Surviving Corporation shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

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Section 2.5.          Governing Documents.

(a)          At the First Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit A (the “Surviving Corporation Certificate of Incorporation”), until thereafter amended, subject to Section 5.5, as provided therein or by applicable Law. At the Second Effective Time, the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Entity (the “Surviving Entity Certificate of Formation”) until thereafter amended, subject to Section 5.5, as provided therein or by applicable Law.

(b)          At the First Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form attached hereto as Exhibit B (the “Surviving Corporation Bylaws”), until thereafter amended, subject to Section 5.5, as provided therein or by applicable Law. At the Second Effective Time, the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, which shall be substantially in the form attached hereto as Exhibit C, shall be the limited liability company agreement of the Surviving Entity (the “Surviving Entity LLC Agreement”), until thereafter amended, subject to Section 5.5, as provided therein or by applicable Law.

Section 2.6.          Directors. The directors of Merger Sub I immediately prior to the First Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such director’s successor is duly elected or appointed and qualified.

Section 2.7.          Officers. The officers of the Merger Sub I immediately prior to the First Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws until such officer’s successor is duly elected or appointed and qualified.

Section 2.8.          Managers and Officers of the Surviving Entity. Parent shall be the Managing Member (as defined in the Surviving Entity LLC Agreement) of the Surviving Entity. The officers of the Surviving Corporation immediately prior to the Second Effective Time shall be the officers of the Surviving Entity immediately after the Second Effective Time, each to hold office in accordance with the Surviving Entity Certificate of Formation and the Surviving Entity LLC Agreement until such officer’s successor is duly elected or appointed and qualified.

Section 2.9.          Effect on Equity Securities.

(a)          Conversion of Merger Sub I Shares. At the First Effective Time, by virtue of the First Merger and without any action on the part of the holder thereof, each share of capital stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation (each a “Surviving Corporation Common Share”). At the Second Effective Time, each Surviving Corporation Common Share issued and outstanding immediately prior to the Second Merger shall be cancelled and extinguished and shall not be converted into limited liability company interests or other equity interests of the Surviving Entity. Immediately after the completion of the Second Merger, Parent shall own all of the issued and outstanding limited liability company interests or other equity interests of the Surviving Entity.

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(b)          Conversion of Company Common Shares. At the First Effective Time, each Company Common Share issued and outstanding as of immediately prior to the First Effective Time (other than Excluded Shares and Dissenting Shares (if any)) shall, by virtue of the First Merger and without any action on the part of Parent, the Merger Subs, the Company or any Stockholder, be canceled and extinguished and be converted into and shall become the right to receive the Per Share Consideration. Notwithstanding the foregoing, no fractional Parent Stock shall be issuable in connection with the Per Share Consideration, and instead, at the First Effective Time, the Company shall pay the holder thereof the value of such fractional share of Parent Stock in cash. For the avoidance of doubt, all fractional shares otherwise issuable to any one Stockholder shall be aggregated such that no Stockholder receives more than the value of one share of Parent Stock in cash in respect of such fractional shares.

(c)          Excluded Shares. All Company Common Shares issued and outstanding immediately prior to the First Effective Time that are owned by the Company or any direct or indirect Subsidiary of the Company (collectively, the “Excluded Shares”), if any, shall be cancelled and extinguished and no payment shall be made with respect thereto.

(d)          Treatment of Company Options.

(i)          Upon the occurrence of the First Effective Time, by virtue of the First Merger and without any further action on the part of any Optionholder, a portion of each Optionholder’s then unvested Company Options, if any, will become vested (in an order of priority in which they are otherwise scheduled to vest), as set forth in Schedule 2.9(d)(i), to the extent necessary to cause 50% of such Optionholder’s Company Options to be vested (it being understood that if at such time (A) such Optionholder’s vested Company Options represent 50% or more of such Optionholder’s Company Options, or (B) such Optionholder is a former employee of a Group Company as of the First Effective Time, no further vesting will occur).

(ii)         Upon the occurrence of the First Effective Time, after giving effect to Section 2.9(d)(i) and without any further action on the part of any Optionholder, the vested Company Options set forth on Schedule 2.9(d)(ii) of each Optionholder shall be cancelled, and each Optionholder shall receive the Option Cancellation Payment in respect of each such cancelled vested Company Option. Shares of Parent Stock issued to employees of a Group Company as part of the Option Cancellation Payments shall be unrestricted shares issued pursuant to the Parent Equity Plan. Notwithstanding the foregoing, no fractional Parent Stock shall be issuable in connection with the Option Cancellation Payments, and instead, at the First Effective Time, the Company shall pay the holder thereof the value of such fractional share of Parent Stock in cash. For the avoidance of doubt, all fractional shares otherwise issuable to any one such holder shall be aggregated such that no such holder receives more than the value of one share of Parent Stock in cash in respect of such fractional shares.

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 (iii)        After giving effect to Sections 2.9(d)(i) and 2.9(d)(ii) and without any further action on the part of any Optionholder, each Company Option granted by the Company under the Company Equity Plan that is outstanding and unexercised at the First Effective Time, shall be cancelled and shall have substituted therefor an option to purchase Parent Stock under the Parent Equity Plan (each, a “Substitute Option”) with the rights and terms required by the Company Equity Plan as it is in effect immediately prior to the First Effective Time, including Section 8.2(b) of the Company Equity Plan. Each Substitute Option shall represent the right to acquire the number of shares of Parent Stock equal to the number of Company Common Shares subject to such Company Option immediately prior to the First Effective Time multiplied by the Option Exchange Ratio (rounded down to the nearest whole share of Parent Stock), and such Substitute Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to the per share exercise price applicable to such Company Option immediately prior to the First Effective Time divided by the Option Exchange Ratio; provided, that the substitution of the Substitute Options shall in any event be in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D). Notwithstanding the foregoing, no fractional Parent Stock shall be issuable upon exercise of a Substitute Option, and instead, at the First Effective Time, any such right to purchase such a fractional share shall be cancelled and the Company shall pay the holder thereof the value of such fractional share of Parent Stock in cash. For the avoidance of doubt, all fractional shares otherwise issuable to any one such holder shall be aggregated such that no such holder receives more than the value of one share of Parent Stock in cash in respect of such fractional shares.

(iv)        Before the First Effective Time, the Parent Board (or the compensation committee of the Parent Board) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 2.9(d), which such actions shall include: (i) reserving for issuance a sufficient number of Parent Stock for delivery upon the cancellation of vested Company Options or the exercise of the Substitute Options; and (ii) such other actions reasonably requested by the Company to give effect to the foregoing; provided, that such resolutions and actions shall expressly be conditioned upon the consummation of the First Merger and the other transactions contemplated hereby and shall be of no force and effect if this Agreement is terminated. Parent shall use its reasonable best efforts to maintain the effectiveness of, and to include all Substitute Options on, Parent’s existing registration statement on Form S-8 for as long as any such Substitute Options remain outstanding. As promptly as practicable, and in any event not later than fifteen (15) Business Days following the First Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Option an award agreement with respect to such Substitute Option setting forth such holder’s rights thereunder. Parent shall comply with the terms of all such Substitute Options and shall ensure that the substitution of the Substitute Options for the Company Options to the extent provided in this Section 2.9(d) shall be effected in a manner consistent with the requirements of 409A of the Code.

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(v)         Prior to the First Effective Time, the Parent Board, or a committee of “Non-Employee Directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt of Parent Stock and Substitute Options in exchange for Company Common Shares and Company Options in the First Merger pursuant to this Agreement by each officer and director of the Company who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, is intended to be exempt from liability under Section 16(b) under the Exchange Act in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and additional guidance issued thereunder.

(vi)        Before the First Effective Time, the board of directors of the Company (or the compensation committee of the board of directors of the Company) shall adopt such resolutions and take such other actions as are necessary or appropriate in order to effectuate the actions contemplated by this Section 2.9(d) and shall take such other actions reasonably requested by Parent to give effect to the foregoing, without any obligation to pay any consideration or incur any debts or obligations on behalf of the Company or any of its respective Subsidiaries (other than fees and expenses of advisors); provided, that such resolutions and actions shall expressly be conditioned upon the consummation of the Mergers and other transactions contemplated hereby and shall be of no force and effect if this Agreement is terminated.

(e)          Withholding. Parent and the Paying Agent shall be entitled to deduct and withhold from the Per Share Consideration or the Option Cancellation Payment otherwise payable pursuant to this Agreement to any holder of Company Equity Securities such amount as the Surviving Entity is required to deduct and withhold with respect to such payment under the Code, or any provision of applicable U.S. state or local Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Equity Securities in respect of which such deduction and withholding was made.

Section 2.10.         Payment for Company Common Shares.

(a)          At the First Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by the Company (and reasonably satisfactory to Parent) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of Stockholders, cash in U.S. dollars in an amount equal to the product of (i) the cash portion of the Per Share Consideration, multiplied by (ii) the number of Company Common Shares (other than Excluded Shares and Dissenting Shares (if any)) issued and outstanding immediately prior to the First Effective Time (the amount so deposited hereinafter referred to as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.9, Parent shall, or shall cause the Surviving Entity to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(b)          At the First Effective Time, Parent shall deposit, or shall cause to be deposited, with the Surviving Entity, cash in U.S. dollars in an amount equal to the aggregate amount of cash payable in respect of Company Options pursuant to Section 2.9(d), immediately prior to the First Effective Time, for payment of such amount to be made by the Surviving Entity in accordance with the Surviving Entity’s payroll system as soon as administratively practicable after the Closing Date.

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(c)          As promptly as practicable after the date of this Agreement, the Paying Agent shall mail to each holder of record of Company Common Shares (other than Excluded Shares (if any)) the Accredited Investor Questionnaire and the Letter of Transmittal, to be completed and delivered by each Stockholder to effect the exchange of such Stockholder’s Company Common Shares for the payment of the Per Share Consideration for each Company Common Share represented thereby, without any interest thereon. Upon completion and delivery to the Paying Agent or the Parent (as applicable) of a duly executed Accredited Investor Questionnaire, Letter of Transmittal and such other documents as the Paying Agent or the Parent (as applicable) shall reasonably require, the Stockholder shall be entitled to receive the Per Share Consideration therefor, payable pursuant to Section 2.9. With respect to any Stockholder that has submitted to the Paying Agent a completed Accredited Investor Questionnaire and a completed Letter of Transmittal at least five (5) Business Days prior to the Closing Date, the parties hereto shall cause the Paying Agent to pay to such Stockholder on the Closing Date the cash portion of the Per Share Consideration to which such Stockholder is entitled pursuant to this Agreement.

Section 2.11.         Stock Consideration. At the Closing, Parent shall issue and deliver to each Optionholder that number of shares of Parent Stock payable to such Optionholder as part of the Per Share Consideration or Option Cancellation Payment. With respect to any Confirmed Accredited Investor that has submitted to the Paying Agent a completed Accredited Investor Questionnaire and a completed Letter of Transmittal at least five (5) Business Days prior to the Closing Date, at the Closing, Parent shall issue and deliver to such Confirmed Accredited Investor that number of shares of Parent Stock payable to such Stockholder as part of the Per Share Consideration. With respect to any Confirmed Accredited Investor that has submitted to the Paying Agent a completed Accredited Investor Questionnaire and a completed Letter of Transmittal between four (4) Business Days prior to the Closing Date and 270 days after the Closing Date, promptly after receipt of such documents, Parent shall issue and deliver to such Confirmed Accredited Investor that number of shares of Parent Stock payable to such Stockholder as part of the Per Share Consideration. With respect to any Confirmed Accredited Investor that has submitted to the Parent a completed Accredited Investor Questionnaire and a completed Letter of Transmittal between 271 days after the Closing Date and three (3) years after the Closing Date (or such earlier date immediately prior to such time as the Per Share Consideration would otherwise escheat to or become property of any applicable Governmental Entity), promptly after receipt of such documents, Parent shall issue and deliver to such Confirmed Accredited Investor that number of shares of Parent Stock payable to such Stockholder as part of the Per Share Consideration.

Section 2.12.         Non-Accredited Investors. Notwithstanding anything in this Agreement to the contrary, except for shares issued to any Optionholder that is an employee of a Group Company as of the First Effective Time in respect of vested Company Options and shares issuable upon exercise of Substitute Options, Parent shall not be obligated to issue shares of Parent Stock to any Stockholder that is not a Confirmed Accredited Investor (each, a “Non-Accredited Stockholder”).

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Section 2.13.         Restricted Securities. The parties acknowledge and agree that the shares of Parent Stock payable as part of the Per Share Consideration issued pursuant to this Agreement will not be registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Each certificate representing shares of such Parent Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.

In the event that the shares of Parent Stock payable as part of the Per Share Consideration issued pursuant to this Agreement (i) become registered under the Securities Act or (ii) are eligible to be transferred without restriction in accordance with Rule 144 or another exemption from registration under the Securities Act, Parent shall issue new certificates or other instruments representing such shares, which shall not contain the legend in this Section 2.13 and shall instruct its transfer agent to make any necessary notations in the share register book of Parent to reflect the removal of such legend; provided such stockholder surrenders to Parent or its transfer agent the previously issued certificates or other instruments, if any (or provides an affidavit of loss reasonably satisfactory to Parent), together, in the case of clause (ii) of this paragraph, with any customary representation letter or, if such stockholder is not relying on Rule 144, an opinion of counsel, regarding such Person’s eligibility to sell under Rule 144 or such other exemption, in each case, if reasonably requested by Parent.

Section 2.14.         Undistributed Exchange Funds. Any portion of the Exchange Fund that remains undistributed to Stockholders as of the date that is 270 days after the Closing Date shall be delivered to Parent upon demand, and Stockholders who have not theretofore surrendered the certificates representing the Company Common Shares, if any, shall thereafter look only to Parent for satisfaction of their claims for the Per Share Consideration payable with respect to the Company Common Shares previously represented by such certificates without any interest thereon.

Section 2.15.         Escheat Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Stockholder, Optionholder or any other Person for any amount paid to a public official pursuant to applicable abandoned property Law, escheat Law or similar applicable Law. Any Per Share Consideration or other amounts remaining unclaimed by Stockholders or Optionholders three (3) years after the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any applicable Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Encumbrance.

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Section 2.16.          Treatment of Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, a Stockholder who (i) has not voted in favor of the First Merger or consented thereto in writing, (ii) has appraisal rights under the provisions of Section 262 of the DGCL, who has properly demanded appraisal of the issued and outstanding Company Common Shares held by such Stockholder pursuant to, (iii) complies in all respects with, the provisions of Section 262 of the DGCL and (iv) has not effectively withdrawn or lost (through failure to perfect or otherwise) such Stockholder’s appraisal rights with respect to such Company Common Shares (“Dissenting Shares”), shall not have such Dissenting Shares converted into the right to receive the Per Share Consideration for such Dissenting Shares, but instead shall be entitled to such rights (and only such rights) as are granted under Section 262 of the DGCL. At the First Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and except as otherwise provided by Law, each Stockholder holding Dissenting Shares shall cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. Notwithstanding the foregoing, if any Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such Stockholder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such Stockholder under Section 262 of the DGCL shall cease and the Dissenting Shares of such Stockholder shall be deemed to have been converted at the First Effective Time into, and shall become, the right to receive the applicable Per Share Consideration without interest thereon and subject to the other requirements and applicable limitations of this Agreement. The Company shall give Parent prompt written notice and a copy of any demand for appraisal with respect to Dissenting Shares, any notices, instruments or written communications that relate to any such demand, and any withdrawal of any such demand, in each case that is received by the Company prior to the First Effective Time. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, settle or offer to settle, any such demand.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules (it being understood and agreed that each disclosure set forth in the Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE 3 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), the Company hereby represents and warrants to Parent and the Merger Subs as follows:

Section 3.1.          Organization and Qualification. Each Group Company is duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. Schedule 3.1 sets forth, with respect to each Group Company, its full legal name, jurisdiction of incorporation or formation and, with respect to each Group Company whose jurisdiction of incorporation or formation is in the United States of America, each jurisdiction in which such Group Company is qualified to transact business. Each Group Company is duly qualified to do business in each jurisdiction where such qualification is required, except to the extent the failure to be so qualified would not be material. The Company has made available to Parent the Governing Documents of each Group Company as currently in effect, and no Group Company is in violation of any provision of its Governing Documents.

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Section 3.2.          Authority. Each Group Company has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted. The Company has all requisite power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements, documents, instruments and/or certificate (the “Ancillary Documents”) to be executed and delivered pursuant to this Agreement and perform its obligations thereunder.

Section 3.3.          Enforceability. This Agreement has been executed and at the Closing, each Ancillary Document will be executed, by a duly authorized officer of the Company and, upon receipt of Requisite Stockholder Approval, this Agreement will, and when so executed and delivered, each Ancillary Document will, constitute a valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity. The board of directors of the Company has approved this Agreement and the First Merger. The Requisite Stockholder Approval is the only vote or consent of the stockholders of the Company that is required for the approval of the First Merger or this Agreement under applicable Law or the Governing Documents of the Company.

Section 3.4.          No Conflicts; Consents and Approvals.

(a)          Except as set forth on Schedule 3.4(a), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) breach, violate or result in a default under any applicable Law, Permit or other authorization of a Governmental Entity applicable to a Group Company or their respective assets, (ii) conflict with any provision of the Governing Documents of any Group Company, (iii) breach, violate or result, with or without notice or lapse of time or both, in a default under, terminate or give rise to any right on the part of any Person to terminate, or require any Group Company to make a payment under, or require any consent by, or notice to, any Person under any Material Contract, or (iv) create or impose any Encumbrance on any asset of a Group Company, except with respect to each of (i), (iii) and (iv) as would not be material.

(b)          Except as set forth on Schedule 3.4(b), no consent, approval or authorization of or filing with any Governmental Entity is required on the part of a Group Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5.          Capitalization of the Group Companies.

(a)          The authorized capital stock or equity interests of each Group Company, the number and class of all outstanding equity interests and the record holder thereof (including with respect to Company Options, the exercise price) is set forth on Schedule 3.5(a). All outstanding shares or equity interests in each Group Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Schedule 3.5(a), the capital stock or equity interests of each Group Company that is owned directly or indirectly by the Company is owned, free and clear of any Encumbrance. Except as set forth on Schedule 3.5(a), no Group Company has any Subsidiary and no Group Company owns any capital stock or other equity interest of any other Person.

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(b)          Except as set forth in the Governing Documents of a Group Company or on Schedule 3.5(b), there are no (i) preemptive or similar rights on the part of any holder of any class of securities of a Group Company; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating a Group Company to issue, sell or purchase, or cause to be issued and sold, any shares of capital stock or equity interests of a Group Company or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which any Group Company is a party, relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock or equity interests of a Group Company or (iv) unpaid dividends, whether current or accumulated, due or payable on any of the capital stock or equity interests of a Group Company.

Section 3.6.          Financial Statements.

(a)          The Company has made available to Parent complete and correct copies of audited consolidated balance sheets of Roofing Supply Group, LLC (“Roofing Supply Group, LLC”) and its Subsidiaries for the years ended December 31, 2013 and 2014 and the period from May 31, 2012 through December 31, 2012 (Successor) and the period from January 1, 2012 through May 30, 2012 (Predecessor), and the related consolidated statements of operations, statements of equity and statements of cash flows for each of the years then ended together with the report of Roofing Supply Group, LLC’s auditor thereon and an unaudited consolidated balance sheet of Roofing Supply Group, LLC and its Subsidiaries as of March 31, 2013, 2014 and 2015, and the related consolidated statement of operations, statements of equity and statement of cash flows for the three-month period then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 3.6, the Financial Statements fairly present in all material respects the consolidated financial condition and results of operations and cash flows of Roofing Supply Group, LLC and its Subsidiaries as of the dates and for the periods indicated and have been prepared in accordance with GAAP (except that the unaudited financial statements included in the Financial Statements have been prepared without any notes thereto and do not include normal, recurring year-end adjustments, which if made as of March 31, 2015, would not, in the aggregate, be material).

(b)          Except as set forth on Schedule 3.6(b), the Company has no assets or liabilities.

Section 3.7.          Absence of Undisclosed Liabilities. The Group Companies have no liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than for liabilities and obligations (i) that would not be required to be reflected on a consolidated balance sheet of the Group Companies (including the notes thereto) in accordance with GAAP, (ii) reflected on or disclosed on the Reference Balance Sheet or specifically disclosed in the notes thereto, (iii) incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, or (iv) that, individually and in the aggregate, are not and would not reasonably be expected to be, materially adverse to the Group Companies, taken as a whole.

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Section 3.8.          Real Property; Assets.

(a)          No Group Company owns any item of real property. Schedule 3.8(a) lists all items of real property leased by a Group Company (the “Leased Real Property”) and each lease pursuant to which a Group Company leases any Leased Real Property (the “Leases”). Except as set forth on Schedule 3.8(a), the Group Companies have valid leasehold interests in the Leased Real Property, in each case, free and clear of Encumbrances, except for (i) statutory Encumbrances in favor of lessors arising in connection with any Leased Real Property, (ii) recorded easements, rights of way, covenants, restrictions, reservations, exceptions and encroachments on, over or affecting any portion of the Leased Real Property, and (iii) any Permitted Encumbrances.

(b)          Each of the Leases is in full force and effect as to the applicable Group Company party thereto and, to the Knowledge of the Company, as to the landlord that is party thereto in accordance with its terms. To the Knowledge of the Company, except as set forth on Schedule 3.8(b), the Leases are not subject to any ground leases, mortgages, deeds of trust or other superior Encumbrances or interests that would entitle the holder thereof to interfere with or disturb the lessee’s use and enjoyment of the leased premises or the exercise of the lessee’s rights under the Leases so long as the lessee is not in default. There exists no default or event of default under any Lease on the part of a Group Company, or, to the Knowledge of the Company, any other party under any Lease, except for any default that would not be material. The Company has made available to Parent complete and correct copies of all Leases, including all amendments thereto.

(c)          Except as set forth on Schedule 3.8(c), there are no leases, subleases, licenses or other occupancy agreements relating to the Leased Real Property with respect to which a Group Company is lessor, sublessor, licensor or the like, and no third Person is in possession of any of the Leased Real Property.

(d)          No Group Company is party to any lease pursuant to which a Group Company leases any fixtures, furniture, equipment or any other personal property under which a Group Company is required to make payments in excess of $250,000 in the aggregate over its remaining term.

(e)          Each Group Company has legal and beneficial ownership of all of its respective tangible personal property and assets included in the most recent Financial Statements, except for properties and assets disposed of in the ordinary course of business since the Balance Sheet Date, free and clear of Encumbrances, other than Permitted Encumbrances.

(f)          Other than in the ordinary course of business consistent with past practice, all inventory of the Group Companies, including finished goods, raw materials and work-in-process, and all service parts and supplies, is located on the Leased Real Property.

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Section 3.9.          Contracts.

(a)          Schedule 3.9 sets forth a complete and correct list, as of the date of this Agreement, of all Material Contracts. The term “Material Contracts” means all of the following types of contracts, agreements or instruments to which a Group Company is a party or by which it is bound as of the date of this Agreement:

(i)          all (A) employment contracts with officers or other employees of a Group Company, and (B) contracts with consultants pursuant to which a Group Company is or could become obligated to make payments exceeding $125,000 annually, other than such contracts that are terminable on less than 60 days’ notice without penalty;

(ii)         all collective bargaining, works council or similar labor contracts;

(iii)        all (A) credit agreements, notes, mortgages, indentures, security agreements and other contracts, agreements and instruments relating to Indebtedness and any other indebtedness, whether drawn or undrawn, (B) guarantees of the obligations of any other Person (other than a Group Company) and (C) agreements under which any Person (other than a Group Company) has guaranteed directly or indirectly, any liabilities or obligations of a Group Company;

(iv)        joint venture, partnership and limited liability company or other similar agreements, including any agreement or commitment to make any loan or capital contribution to any other joint venture or partnership;

(v)         (A) contracts, agreements and other instruments for the purchase by a Group Company of materials, supplies, products, goods or services, and (B) contracts, agreements and other instruments for the sale or provision by a Group Company of materials, supplies, products, goods or services, in each case under which the amount that would reasonably be expected to be paid or received by a Group Company exceeds $250,000 in the aggregate over the remaining term of such contract, agreement or instrument, other than any purchase orders or other verbal notices or orders entered into or received in the ordinary course of business;

(vi)        contracts or agreements prohibiting or restricting the ability of a Group Company to compete with any Person, engage in any business or operate in any geographical area;

(vii)       contracts or agreements containing “requirements” provisions or other provisions obligating a Group Company to purchase or obtain a minimum or specified amount of any product or service from any Person or that provide for “most favored nations” terms or establish exclusive sale or purchase obligations with respect to any product or service, other than such contracts that are terminable on less than 60 days’ notice without penalty, other than contracts that can be terminated by the Group Companies at an aggregate cost of less than $1,000,000;

(viii)      contracts or agreements relating to the acquisition or disposition by a Group Company of any business or line of business (whether by acquisition or disposition of equity interests, assets or otherwise) that has been consummated since May 31, 2012, or pursuant to which such Group Company has any remaining obligation or potential liability;

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(ix)         any distribution, dealer, representative, agency or similar contract or agreement;

(x)          any contract or agreement involving a remaining commitment by a Group Company to pay capital expenditures in excess of $250,000;

(xi)         any contracts to sell or otherwise dispose of any capital assets having a fair market value in excess of $250,000;

(xii)        any noncompetition or similar contracts running in favor of a Group Company;

(xiii)       any payment or performance bond or surety agreement;

(xiv)      any contract between the Group Companies, on the one hand, and any Related Party, on the other hand, other than any Company Benefit Plan (the “Related Party Agreements”); and

(xv)       any other agreement, commitment, arrangement or plan that is material to the Group Companies, taken as a whole.

(b)          The Company has made available to Parent complete and correct copies of the Material Contracts (including all modifications and amendments thereto) as in effect on the date hereof. No Group Company, and, to the Knowledge of the Company, no other party thereto, is in default under any Material Contract, except for any default that would not be material. Each Material Contract is in full force and effect as to the applicable Group Company, and to the Knowledge of the Company, as to each other party thereto.

Section 3.10.         Company Benefit Plans.

(a)          Schedule 3.10(a) sets forth all Company Benefit Plans by name, including all amendments thereto. The Company has made available to Parent complete and correct copies of: (i) the most recent determination letter or opinion letter, if any, received by a Group Company from the IRS regarding each Qualified Plan, (ii) all pending applications for rulings, determinations or opinions with respect to any Company Benefit Plan, if any, filed with any Governmental Entity (including the Department of Labor and the IRS), (iii) the financial statements (if any) for each Company Benefit Plan for the two (2) most recent fiscal or Company Benefit Plan years for which such financial statements are available (in audited form if required by ERISA) and, where applicable, Annual Report/Returns (Forms 5500) with disclosure schedules, if any, and attachments for each Company Benefit Plan for the two (2) most recent fiscal or Company Benefit Plan years for which such Annual Report/Return (Form 5500) is available, (iv) the most recently prepared actuarial valuation report for each Company Benefit Plan (including reports prepared for funding, deduction and financial accounting purposes), if applicable, (v) Company Benefit Plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and employee communications), with respect to each Company Benefit Plan, and (vi) collective bargaining agreements (including side agreements and letter agreements), if any, relating to the establishment, maintenance, funding and operation of any Company Benefit Plan.

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(b)          All Qualified Plans and the trusts (if any) forming a part thereof, are so tax-qualified and have received or are subject to a favorable determination or opinion letter from the IRS as to their qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. All Company Benefit Plans comply with the requirements of ERISA and the Code and all other applicable Law in all material respect. All Company Benefit Plans have been administered in all material respects in accordance with the documents and instruments governing the Company Benefit Plans. Except as set forth on Schedule 3.10(b), all reports (including Form 5500) and filings with Governmental Entities (including the Department of Labor and the IRS) required in connection with each Company Benefit Plan have been timely made and all material disclosures required by applicable Law to be distributed to any Company Benefit Plan participant have been timely made.

(c)          All contributions, premium payments and other payments required to be made in connection with the Company Benefit Plans as of the date of this Agreement have been made. No unfunded liabilities exist with respect to any Company Benefit Plan other than those accrued on the Financial Statements in accordance with GAAP or arising since the Balance Sheet Date and required to be recorded as a current liability in accordance with GAAP.

(d)          To the Knowledge of the Company, no material Action or claim is pending or threatened with regard to any Company Benefit Plan other than routine claims for benefits. The consummation of the transactions contemplated by this Agreement will not cause any Company Benefit Plan to increase benefits payable to any participant or beneficiary. Except as otherwise expressly provided in this Agreement or as set forth on Schedule 3.10(d)(i), neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will: (i) entitle any current or former employee of any Group Company to severance pay, unemployment compensation under any arrangement that is not required by applicable Law or to any other payment, benefit or award under any Company Benefit Plan, (ii) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under any Company Benefit Plan, or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on any Group Company’s rights to administer, amend or terminate any Company Benefit Plan. Except as set forth on Schedule 3.10(d)(ii), no amount or benefit that could be received (whether in cash, property or the vesting in cash or property) under any Company Benefit Plan as a result of or in connection with the transactions contemplated by this Agreement (whether or not some other subsequent action or event would be required to cause the receipt of such amount or benefit to occur) by any employee, officer or director of any Group Company who is a “disqualified individual” (as such term is defined in Section 280G(c) of the Code) will, either individually or in combination with any other amount or benefit, fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code. To the Knowledge of the Company, no Company Benefit Plan is currently under examination or audit by any Governmental Entity, including the Department of Labor or the IRS. No Company Benefit Plan is or ever has been a Multiemployer Plan, nor has any Group Company or any ERISA Affiliate been obligated to contribute to any such Multiemployer Plan at any time.

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(e)          Within the last six (6) years, no Group Company nor any of their ERISA Affiliates has maintained or established, contributed or been required to contribute to, participated in or required to participate in, or otherwise has been liable to any employee benefit plan program or arrangement (including any Multiemployer Plan) which is subject to Title IV or Section 303 of ERISA or Section 412 of the Code. No Company Benefit Plan is a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a multiple employer plan within the meaning of Section 413(c) of the Code.

(f)          Except as set forth on Schedule 3.10(f), no Group Company has any obligation to provide post-employment life insurance, death or medical benefits other than health care continuation benefits described in Section 4980B of the Code or any other similar Law. No legally binding commitments have been made by any Group Company to improve or otherwise amend any Company Benefit Plan except as required by applicable Law.

Section 3.11.         Intellectual Property. Schedule 3.11 lists all registered trademarks, copyrights, trade names, service marks, Software, domain names, social media accounts, logos and patents, including pending applications to register or renew any of the foregoing with any Governmental Entity, that are owned by any Group Company and which have not expired or been abandoned (the “Intellectual Property”), other than Intellectual Property where the failure to register or maintain registration would not be material. To the Knowledge of the Company, (i) the use by the Group Companies of the Intellectual Property has not infringed the intellectual property rights of any other Person in any manner that would be material, and (ii) no Person is infringing on the Intellectual Property. Schedule 3.11 lists all material written licenses to which any Group Company is a party, pursuant to which (a) any Group Company permits any Person to use any of the Intellectual Property or (b) any Person permits any Group Company to use any Software, trademarks, logos, service marks, trade names, copyrights or patents not owned by any Group Company, except for off-the-shelf software licenses (collectively, “Licenses”). The Company has made available to the Parent complete and correct copies of the Licenses listed on Schedule 3.11. No Group Company and, to the Knowledge of the Company, no other party thereto, is in default, in any material respect, under any License, and each License is in full force and effect.

Section 3.12.         Permits; Compliance with Law. Schedule 3.12 lists all licenses, permits and other governmental authorizations (other than individual vehicle licenses) issued by any Governmental Entity exercising jurisdiction over any Group Company (the “Permits”) maintained by a Group Company in connection with the conduct of its business as currently conducted, other than any Permit the absence of which would not be material. Except as set forth on Schedule 3.12, no Group Company has received during the past two (2) years any written notice of any violation of any Permit or any applicable Law, or any written notice of a proposal by any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any such Permit and to the Knowledge of the Company, no Group Company is under investigation by any Governmental Entity with respect to any material violation of any applicable Law. Except as set forth on Schedule 3.12, each of the Group Companies is and has been in material compliance with applicable Law and the Permits. Except as set forth on Schedule 3.12, the Group Companies have all Permits necessary for the conduct of their business, other than any Permit the absence of which would not be material.

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Section 3.13.         Litigation. Schedule 3.13 lists all Actions pending, or unresolved material disputes with respect to requests for payment or other performance made, against any Group Company or any of its respective properties with respect to which any Group Company has been served or given written notice. To the Knowledge of the Company, except as set forth on Schedule 3.13, no other Actions or unresolved disputes with respect to requests for payment or other performance have been threatened against any Group Company or any of its respective properties, other than (a) Actions or unresolved disputes with respect to requests for performance that do not seek injunctive or declarative relief against any Group Company and for which the amount in possible controversy does not exceed $200,000 and (b) Actions or unresolved disputes with respect to requests for payment or other performance that are covered by an Insurance Policy with no reservation of rights. No Group Company is a party to or subject to any settlement or similar agreement with any Governmental Entity or any material judgment, order, injunction or decree of any Governmental Entity under which any Group Company has any ongoing obligation.

Section 3.14.         Taxes. Except as set forth on Schedule 3.14:

(a)          All material Tax Returns required to have been filed by any Group Company have been duly filed on a timely basis. Each such Tax Return has been prepared in compliance with all applicable Laws and is true, complete and correct in all material respects. No Group Company that is an eligible entity for purposes of Treasury Regulation § 301.7701-3(a) has elected under Treasury Regulation § 301.7701-3 to be treated as a corporation. All elections made under Treasury Regulation § 301.7701-3 for the Group Companies that are foreign eligible entities under Treasury Regulation § 301.7701-3 are set forth on Schedule 3.14.

(b)          All material Taxes payable by any Group Company have been paid, except such Taxes, if any, as are being contested in good faith, in which case, adequate reserves for such Taxes have been made on the Financial Statements. All assessments for Taxes due and owning by any Group Company with respect to completed and settled examinations or concluded litigation have been paid. There are no Tax liens on any assets, properties, or rights of any Group Company except liens for current Taxes not yet due.

(c)          All employment and withholding Taxes required to be paid or withheld by or on behalf of the Group Companies have been paid or properly set aside in accounts for such purpose. No agreement or other document extending or having the effect of extending the period of assessment or collection of any Taxes payable by any Group Company, and no power of attorney with respect to any such Taxes, has been entered into, executed or filed with the IRS or any other Governmental Entity that is currently in effect.

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(d)          No Group Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other taxing authority) within which to file any Tax Return not previously filed.

(e)          There is no audit, examination, or, to the Knowledge of the Company, investigation or other Action pending in respect of Taxes payable by any Group Company. No Tax deficiency has been asserted in writing against any Group Company for additional Taxes. No written claim has been made during the six-year period ending on the date hereof by a Governmental Entity in any jurisdiction in which any Group Company does not file Tax Returns that a Group Company is or may be subject to taxation in that jurisdiction.

(f)          No Group Company is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than any such group that only includes Group Companies). No Group Company is a party to any Tax allocation or sharing agreement (other than an agreement entered into in the ordinary course of business the primary purpose of which is not the allocation or sharing of Taxes), is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than any such group that only includes Group Companies), or has any liability for Taxes of any other person or entity (other than another Group Company) under Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign Law.

(g)          The Company has not been a party to any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable.

(h)          The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)          The Company has not entered into any transactions that are or would be part of any “listed transaction” within the meaning of Treasury Regulations 1.6011-4(b)(2) (or any similar provision under any state or local Law).

(j)          No deduction or withholding of Tax (other than U.S. back-up withholding Tax) from the consideration payable pursuant to this Agreement to any Stockholder is required.

(k)          No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date.

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Section 3.15.         Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 3.15, (i) the business of the Group Companies has been conducted in all material respects in the ordinary course of business consistent with past practice, (ii) no Group Company has taken any action which, if taken after the date of this Agreement, would require the consent of Parent pursuant to Section 5.1 and (iii) no Group Company has suffered a Company Material Adverse Effect and no effect, development, event, change, state of facts, circumstance or occurrence exists that has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16.         Environmental Matters.

(a)          Except for any matter disclosed on Schedule 3.16 or which would not be material:

(i)          Each Group Company is and has for the past five (5) years been in compliance with all applicable Environmental Laws and has obtained, maintained and complied with the terms of all permits, licenses, consents and approvals required under all applicable Environmental Laws to entitle the Group Companies to own and operate their respective assets and to carry on and conduct their business (“Environmental Permits”), with each such Environmental Permit being listed on Schedule 3.16(a);

(ii)         There are no pending or, to the Knowledge of the Company, threatened Actions, claims or demands arising under any Environmental Laws with respect to any Group Company;

(iii)        No Group Company has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, that (a) pursuant to CERCLA or any similar Law, has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list or (b) has been or is involved in any government-sponsored voluntary cleanup program;

(iv)        No Release or threatened Release is occurring or has occurred at or from any Leased Real Property or, to the Knowledge of the Company, any real property formerly owned, leased or operated by any Group Company for which applicable Environmental Law requires any Group Company to (i) provide notice to any Person, (ii) perform further investigation, or (iii) undertake any form of response or remedial action; and

(v)         The Company has identified and made available to the Parent copies of any environmental site assessments, compliance audits, investigation or remediation studies, or release reports, and copies of any notices of violation or documents initiating regulatory or judicial or other Actions, that are in the possession of any Group Company (or, in the case of such assessments, audits, studies or reports, were prepared on behalf of any Group Company) that relate to the current or former business of the Group Companies or the Leased Real Property; provided, that such reports and documents are provided as-is, and no Group Company makes any representation or warranty as to the accuracy of any facts asserted, statements made, or conclusions reached in any such reports or documents.

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(b)          The representations and warranties of the Company under this Section 3.16 shall be the sole representations and warranties of the Company with regard to Environmental Laws, Environmental Permits, Hazardous Substances and Releases.

Section 3.17.         Affiliate Transactions.

(a)          Except as set forth on Schedule 3.17 and except for employment arrangements, none of the Group Companies is a party to any agreement or transaction with any Affiliate or any stockholder of a Group Company (other than any other Group Company) or Affiliate of such stockholder, including any portfolio company of such stockholder or Affiliate (other than any other Group Company) (each, an “Affiliate Transaction”).

(b)          Except as set forth on Schedule 3.17, to the Knowledge of the Company, no stockholder, officer, director or employee of any Group Company, or any Affiliate of any such stockholder, officer, director or employee, (i) owns, directly or indirectly (other than by virtue of owning shares or other equity of a Group Company), any material interest in (A) any of the assets of the Group Companies or (B) any Person that is a supplier, customer or competitor of a Group Company (other than any investment in stock or other securities of an entity listed on a national securities exchange or quotation system or actively traded in the over-the-counter market), (ii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of a Group Company or (iii) is a debtor or creditor of a Group Company.

Section 3.18.         Insurance. Schedule 3.18 lists and briefly describes each material insurance policy maintained by any Group Company (the “Insurance Policies”) and sets forth the date of expiration of each such Insurance Policy. The Company has made available to Parent complete and correct copies of the Insurance Policies. To the Knowledge of the Company, no Group Company has received any written notice of pending or threatened termination of any Insurance Policy, and each Group Company is in compliance in all material respects with all terms and conditions contained therein.

Section 3.19.         Employees. Except as set forth on Schedule 3.19, (i) there is no strike, material grievance or collective bargaining dispute at any Group Company, and, to the Knowledge of the Company, no such action is threatened; and (ii) no Group Company is a party to or bound by any collective bargaining agreement.

Section 3.20.         Bank Accounts. Schedule 3.20 sets forth the names and locations of all banks and other financial institutions and depositories at which any Group Company maintains accounts of any type or safe deposit boxes, and also lists the account number of each such account, and the number of each such safe deposit box.

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Section 3.21.         No Other Representations or Warranties; Disclaimer. The Company acknowledges and agrees that (a) the representations and warranties of Parent and the Merger Subs contained in ARTICLE 4 are the sole and exclusive representations and warranties of Parent and the Merger Subs in connection with the transactions contemplated by this Agreement, (b) neither Parent nor the Merger Subs has made any representation or warranty, express or implied, of any nature whatsoever except as specifically set forth in ARTICLE 4, and no other statement, document or communication made or provided by Parent, the Merger Subs or any of their respective Representatives, has been relied upon by the Company, and no such statement, document or communication shall be deemed to be a representation or warranty of either Parent or the Merger Subs for any purpose and (c) all representations and warranties, express or implied, of any nature whatsoever, other than those specifically set forth in ARTICLE 4 are specifically disclaimed.

Section 3.22.         Brokers. Except as set forth on Schedule 3.22, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of the Group Companies in such manner as to give rise to any valid claim against Parent or the Group Companies for any brokerage or finder’s commission or similar compensation.

Section 3.23.         Material Suppliers and Customers. Except as set forth on Schedule 3.23, since October 1, 2014, the Group Companies have not received written notice that any of the Significant Customers or Significant Suppliers intends to (A) cease or materially decrease purchasing from, contracting with, selling to or dealing with the Group Companies (taken as a whole), as such Significant Customer or Significant Supplier has purchased from, contracted with, sold to or dealt with the Group Companies (taken as a whole) in the past; (B) materially adversely modify its relationship with the Group Companies (taken as a whole); or (C) materially alter its purchases, contracts, sales or dealings with the Group Companies (taken as a whole) in the event of the consummation of the transactions contemplated hereunder. “Significant Customers” means each of the twenty (20) largest customers of the Group Companies, based upon sales to such customers during the fiscal year ended December 31, 2014 and the five month period ended May 31, 2015, that provided at least one half of one percent of the revenue of the Group Companies (taken as a whole) during the fiscal year ended December 31, 2014 and the five month period ended May 31, 2015. “Significant Suppliers” means each of the ten (10) largest suppliers of the Group Companies, based upon purchases from such suppliers during for the fiscal years ended December 31, 2014 and the five month period ended May 31, 2015.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (i) as disclosed in any of the Parent SEC Documents filed since November 1, 2014 or (ii) as set forth on the Schedules (it being understood and agreed that each disclosure set forth in the Schedules shall qualify or modify each of the representations and warranties set forth in this ARTICLE 4 to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made), Parent and the Merger Subs hereby represent and warrant, on a joint and several basis, to the Company as follows:

Section 4.1.          Organization. Each Parent Company is duly incorporated, validly existing and in good standing under the laws of its state of incorporation. Parent owns all of the issued and outstanding equity interests of the Merger Subs. Each Parent Company is duly qualified to do business in each jurisdiction where such qualification is required, except to the extent the failure to be so qualified would not result in a Parent Material Adverse Effect.

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Section 4.2.          Authority. Each Parent Company has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted. Each of Parent and the Merger Subs has all requisite power and authority to (a) execute and deliver this Agreement and perform its obligations hereunder and (b) execute and deliver all other agreements and instruments to be executed and delivered pursuant to this Agreement and perform its obligations thereunder, including the Ancillary Documents.

Section 4.3.          Enforceability. This Agreement has been executed, and at the Closing, each Ancillary Document will be executed, by a duly authorized officer of each of Parent and the Merger Subs and this Agreement constitutes, and when so executed and delivered, each Ancillary Document will constitute, a valid and binding obligation of each such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity. The boards of directors of Parent and Merger Sub I and the managing member of Merger Sub II have approved this Agreement and the Mergers. The approval of Parent as the sole stockholder of Merger Sub I is the only vote or consent of the stockholders of Parent or Merger Sub I that is required for the approval of the First Merger or this Agreement under applicable Law or the Governing Documents of Parent or Merger Sub I. The approval of Parent as the managing member of Merger Sub II is the only vote or consent of the stockholders of Parent or managing member of Merger Sub II that is required for the approval of the Second Merger or this Agreement under applicable Law or the Governing Documents of Parent or Merger Sub II.

Section 4.4.          No Conflicts; Consents and Approvals.

(a)          The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and each Merger Sub will not (i)breach or violate or result in a default under any applicable Law, permit held by the Parent Companies or other authorization of a Governmental Entity applicable to the Parent Companies or their respective assets, (ii) conflict with the Governing Documents of the Parent Companies, or (iii) breach, violate or result in a default under, terminate or give rise to any right on the part of any Person to terminate, any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which any of the Parent Companies is a party or by which any of the Parent Companies or any of their properties or assets are bound except, with respect to each of the foregoing clauses (i) and (iii) as would not result in a Parent Material Adverse Effect.

(b)          With the exception of the expiration of the waiting period under the HSR Act, no consent, approval or authorization of or filing with any third party or Governmental Entity is required on the part of Parent or the Merger Subs in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

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Section 4.5.          Purchase for Investment. Parent is acquiring the Company Common Shares and Company Options for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Parent (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company and its securities and is capable of bearing the economic risks of such investment. Parent acknowledges that the securities it will acquire in the Mergers have not been registered under any securities Laws, and agrees that such securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 4.6.          Litigation. There are no Actions pending against, or, to the Knowledge of Parent, threatened against or affecting, the Parent Companies before any court or arbitrator or any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

Section 4.7.          Parent Stock. The shares of Parent Stock issuable to holders of Company Common Shares or Company Options pursuant to this Agreement have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued, will be fully paid and non-assessable and will be free and clear of Encumbrances, and the issuance thereof will not be subject to any pre-emptive rights. The issuance of shares of Parent Stock pursuant to this Agreement does not require the vote or approval of the shareholders of Parent under the rules of the NASDAQ.

Section 4.8.          SEC Reports and Financial Statements.

(a)          Parent has timely filed with, or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, forms, statements and other documents required to be filed by Parent since January 1, 2013 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subsidiaries of Parent has filed since January 1, 2013 or is required to file any registration statements, prospectuses, reports, forms, statements or other documents with the SEC.

(b)          Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Parent Companies as of the respective dates thereof and the consolidated results of the Parent Companies’ operations and cash flows for the periods indicated, except, in the case of each of clauses (ii) and (iii), that the unaudited interim financial statements were or will be subject to normal and recurring year-end and quarter-end adjustments, which, in the case of Parent SEC Documents for the current fiscal year of Parent, are not expected to result in a Parent Material Adverse Effect.

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(c)          Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes Act.

(d)          Parent has established and maintains disclosure controls and procedures (within the meaning of Rules 13a-15 and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents. Based on Parent’s management’s most recently completed evaluation of Parent’s internal control over financial reporting prior to the date of this Agreement, (A) Parent had no significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that would reasonably be expected to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (B) Parent does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(e)          Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

Section 4.9.          Absence of Undisclosed Liabilities. The Parent Companies have no liabilities or obligations, whether known, unknown, absolute, accrued, contingent or otherwise and whether due or to become due, other than for liabilities and obligations (i) that would not be required to be reflected on a consolidated balance sheet of the Parent Companies (including the notes thereto) in accordance with GAAP, (ii) reflected on or disclosed in the latest balance sheet included in the Parent SEC Documents (iii) incurred in the ordinary course of business consistent with past practice since the date of the latest balance sheet included in the Parent SEC Documents, or (iv) that, individually and in the aggregate, are not and would not reasonably be expected to be, materially adverse to the Parent Companies, taken as a whole.

Section 4.10.         Absence of Changes. Since the date of the latest balance sheet included in the Parent SEC Documents, (i) the business of the Parent Companies has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) no Parent Company has suffered a Parent Material Adverse Effect and no effect, development, event, change, state of facts, circumstance or occurrence exists that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

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Section 4.11.         Capitalization of the Parent Companies.

(a)          The authorized capital stock of Parent and the number and class of all shares of capital stock outstanding as of June 30, 2015 is set forth on Schedule 4.11(a).

(b)          There are no (i) preemptive or similar rights on the part of any holder of any class of securities of a Parent Company; (ii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind obligating a Parent Company to issue, sell or purchase, or cause to be issued and sold, any shares of capital stock or equity interests of a Parent Company or any securities convertible into or exchangeable for any such shares; (iii) stockholder agreements, voting trusts or other agreements or understandings to which any Parent Company is a party, relating to the voting, purchase, redemption or other acquisition of any shares of the capital stock or equity interests of a Parent Company or (iv) unpaid dividends, whether current or accumulated, due or payable on any of the capital stock or equity interests of a Parent Company.

Section 4.12.         No Other Representation or Warranties; Disclaimer. Parent and the Merger Subs each acknowledges and agrees that (a) the representations and warranties of the Company contained in ARTICLE 3 are the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated by this Agreement, (b) no Group Company has made any representation or warranty, express or implied, of any nature whatsoever except as specifically set forth in ARTICLE 3 of this Agreement, and no other statement, document or communication made or provided by any Group Company or any of their respective representatives has been relied upon by Parent or the Merger Subs, and no such statement, document or communication shall be deemed to be a representation or warranty of any Group Company for any purpose and (c) all representations and warranties, express or implied, of any nature whatsoever, other than those specifically set forth in ARTICLE 3 are specifically disclaimed.

Section 4.13.         Brokers. Except as set forth on Schedule 4.13, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the services of any Person acting on behalf of Parent or any Affiliate of Parent in such manner as to give rise to any valid claim against the Company for any brokerage or finder’s commission or similar compensation.

Section 4.14.         Financing.

(a)          A true, complete and correct copy of the commitment letter, dated July 27, 2015 (as may be amended or replaced, in each case subject to the terms of Section 5.16(a), the “Commitment Letter”) as in effect on the date hereof has been provided to the Company. A true and complete copy of each fee letter related to the Commitment Letter as in effect on the date hereof has been provided to the Company, except for customary redactions solely in respect of the amounts, percentages and basis points of compensation and other similar economics set forth therein, the pricing and other terms of the “flex” provisions and the “securities demand” provisions set forth therein (none of which would impact the conditionality, enforceability or availability of the aggregate amount of the Financing).

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(b)          Parent has fully paid any and all commitment fees or other fees required by the Commitment Letter to be paid on or before the date hereof. As of the date hereof, the Commitment Letter is a legal, valid and binding obligation of each of the Parent Companies party thereto and, to the Knowledge of Parent, each other party thereto, and in full force and effect, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general principles of equity. As of the date hereof, (i) the Commitment Letter has not been amended or modified in any respect and has not been withdrawn, terminated or rescinded (or the commitments therein otherwise reduced) in any respect and, to the Knowledge of Parent, no withdrawal, termination or rescission or reduction is contemplated, and (ii) no Parent Company is in default under the terms and conditions of the Commitment Letter and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of a Parent Company party or, to the Knowledge of Parent, any other party thereto and no Parent Company has received any written notice of such default or event. As of the date hereof, no amendment or modification of the Commitment Letter is contemplated (other than joinder documentation or an amendment and restatement of the Commitment Letter, in each case relating to the appointment of additional agents, co-agents, arrangers, bookrunners, managers or other roles in respect of the Financing or modifications thereto to implement the flex provisions set forth in any fee letter related thereto, none of which would impact the conditionality, enforceability or availability of the aggregate amount of the Financing).

(c)          Assuming the satisfaction of the conditions set forth in Section 6.1 and 6.2, the aggregate proceeds contemplated to be provided by the Commitment Letter, together with available cash of the Parent Companies, will be sufficient for Parent and the Merger Subs to make all required payments in connection with the Mergers and the other transactions contemplated hereby, including payment of the Per Share Consideration or Option Cancellation Payment, any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers (including all indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection therewith) and all other amounts to be paid pursuant to this Agreement and associated fees, costs and expenses of the Mergers and the other transactions contemplated hereby, including the Financing, on the Closing Date.

(d)          Except for the Commitment Letter and fee letters referred to in the Commitment Letter (copies of which have been provided to the Company in accordance with the foregoing), as of the date hereof, (i) there are no side letters or other agreements relating to the funding or investing, as applicable, of the financing contemplated by the Commitment Letter other than any engagement letter and fee credit letters, and (ii) there are no conditions precedent or other contingencies (including pursuant to any “market flex” provisions in the related fee letters or otherwise) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in the Commitment Letter or the aggregate proceeds contemplated by the Commitment Letter. Assuming the satisfaction of the conditions precedent in Section 6.1 and 6.2, as of the date hereof, to the Knowledge of Parent, there are no facts or circumstances that would reasonably be expected to result in any of the conditions to the Financing not being satisfied on a timely basis or that would cause the full amount of the Financing to not be available to the Parent Companies on the date on which the Closing should occur pursuant to Section 2.2.

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ARTICLE 5
COVENANTS

Section 5.1.          Conduct of Business of the Parties.

(a)          Except as otherwise contemplated by this Agreement or with the prior consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to and through the Closing, the Company shall and shall cause each other Group Company to use reasonable best efforts to (i) conduct their respective businesses in the ordinary course of business consistent with past practice, (ii) preserve in all material respects the present business operations, assets, organization and goodwill of the Group Companies and the relationships of the Group Companies with customers, suppliers and others having business dealings with them, (iii) keep available in all material respects the services of the present officers and significant employees of the Group Companies and (iv) maintain, renew or replace (with a substantially similar policy) each Insurance Policy.

(b)          Except as otherwise contemplated or permitted by this Agreement or as set forth on Schedule 5.1(b), without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Closing, the Company shall not and shall not permit any other Group Company to:

(i)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or distributions by one Group Company to another Group Company;

(ii)         transfer, issue (except pursuant to the valid exercise of any currently outstanding Company Option), sell or dispose of or create any Encumbrance on any shares of capital stock or other securities of any Group Company or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of any Group Company (other than any changes to the capitalization of any Company Subsidiary that do not involve any issuances of capital to a party other than the Company or another Company Subsidiary);

(iii)        redeem or purchase any outstanding shares of the capital stock or other securities of any Group Company;

(iv)        effect any merger, consolidation, recapitalization, reclassification, stock split or like change in the capitalization of any Group Company;

(v)         acquire (by merger, consolidation, acquisition of securities or assets or otherwise) any Person, business or division;

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(vi)        amend the Governing Documents of any Group Company or take or authorize any action to wind up the affairs of, dissolve, liquidate, restructure or recapitalize any Group Company;

(vii)       (A) other than in the ordinary course of business consistent with past practice with respect to employees of the Group Companies who are not corporate officers, regional managers or branch managers or as required by Law or the terms of a Company Benefit Plan as in effect on the date hereof, increase the level of compensation of any employee, director or consultant of any Group Company, (B) grant any bonus or other benefit to any employee, director or consultant of the Group Companies other than (1) cash or other benefits due under the Company Benefit Plans as in effect on the date hereof, (2) severance or termination pay pursuant to a Company Benefit Plan as in effect on the date hereof or for employees who are not corporate officers, regional managers or branch managers, in the ordinary course of business consistent with past practice and (3) the enrollment of employees in Company Benefit Plans (other than incentive plans) in the ordinary course of business consistent with past practices and the terms of the Company Benefit Plans as in effect on the date hereof, (C) except to comply with applicable Law, increase the coverage or benefits available under any Company Benefit Plan or otherwise materially modify or provide discretionary benefits under any Company Benefit Plan that are not in the ordinary course of business and consistent with past practice, or (D) establish, become a party to, amend or terminate any Company Benefit Plan (or any arrangement which would be a Company Benefit Plan if in effect on the date hereof) except as required by Law;

(viii)      except for Indebtedness under the Credit Facilities, capital leases entered into in the ordinary course of business consistent with or permitted by the current capital expenditure budget as approved by the Company Board and trade accounts payable in the ordinary course of business consistent with past practice, incur or enter into any agreement relating to Indebtedness, including becoming guarantor, surety, endorser or otherwise liable for any debt, obligation or liability of any other Person;

(ix)         permit any inventory of the Group Companies, including finished goods, raw materials and work-in-process, and all service parts and supplies, to be located anywhere other than on the Leased Real Property other than, with prior written notice to Parent, in the ordinary course of business consistent with past practice;

(x)          cancel or modify any Insurance Policy except where replaced with a substantially similar policy in the ordinary course of business consistent with past practice;

(xi)         subject any of the properties or assets (whether tangible or intangible) of any Group Company to any Encumbrance, except for Permitted Encumbrances;

(xii)        sell, assign, transfer, convey, lease or otherwise dispose of any of the properties or assets of any Group Company, in each case other than in the ordinary course of business consistent with past practice or acquire any real property;

(xiii)       enter into commitments to make capital expenditures, other than to the extent consistent with or permitted by the current capital expenditure budget as approved by the Company Board;

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(xiv)      enter into or amend, in any material respect, any Affiliate Transaction or any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment to any labor organization with respect to any Group Company;

(xv)       amend in any material respect or terminate any Material Contract, License or Lease other than (A) in the ordinary course of business consistent with past practice or (B) as permitted by an exception to any other provision of this Section 5.1(b) (it being understood and agreed that this clause (xv) shall not apply to renewals of Material Contracts in connection with their expiration);

(xvi)      make, change or rescind any Tax election, file any amendment to any Tax Return with respect to any material Taxes, settle or compromise any material Tax liability, audit or other Action, agree to any extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes, file any material voluntary Tax disclosure, amnesty or similar filing, enter into any closing agreement, or take any action to surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;

(xvii)     take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.1) that would prevent the First Merger and the Second Merger, taken together, from constituting a reorganization under Section 368(a) and related provisions of the Code;

(xviii)    make any change to the accounting methods, principles, classifications, internal account controls or practices currently used by the Group Companies, except as may be required by GAAP or applicable Law;

(xix)       forgive, cancel or compromise any debtor claim, or waive or release any right of material value other than in the ordinary course of business consistent with past practice;

(xx)        commence, settle or comprise any material Action; or

(xxi)       agree or commit to do any of the foregoing.

(c)          Except as otherwise contemplated by this Agreement or with the prior consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof to and through the Closing, Parent shall not and shall cause each other Parent Company not to:

(i)          adopt any material amendments to their respective Governing Documents that would have an adverse effect on the Mergers or the consummation of the Closing or that would adversely affect the holders of Company Common Shares or Company Options;

(ii)         issue, sell or grant, or authorize the issuance, sale or grant of any equity interests or grant any option or issue any warrant to purchase or subscribe for any such securities or issue any securities convertible into such securities, other than the issuance of Parent Stock (A) under Parent’s compensatory equity plans existing as of the date hereof or adopted after the date hereof in good faith by the Parent Board as being in the best interests of the Parent shareholders, (B) pursuant to hiring, compensating or retaining any new officer, director or employee, or (C) in addition to the issuance of Parent Stock pursuant to the preceding clauses (A) – (B), to any Person or Persons up to an aggregate additional one percent (1%) of the outstanding Parent Stock as of the date hereof;

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(iii)        declare, set aside or pay a dividend on, or make any other distribution in respect of, its equity securities or effect any stock dividends, stock split or subdivision or like change in its capitalization, except to the extent that Parent sets aside a proportionate amount of consideration that was or will be paid in such dividend or distribution that would have been or will be received by the Stockholders had they been stockholders of Parent (as if the Closing had occurred) from the date hereof and pays such payment to the Stockholders at the Closing (or, if such dividend or distribution is payable after the Closing, at such time as such dividend or distribution is paid); or

(iv)        take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken (including any action or failure to act otherwise permitted by this Section 5.1) that would prevent the First Merger and the Second Merger, taken together, from constituting a reorganization under Section 368(a) and related provisions of the Code.

Section 5.2.          Payment of Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the parties hereto by any Governmental Entity in connection with the transactions contemplated by this Agreement shall be borne by Parent or the Surviving Corporation, and the Parent or the Surviving Corporation will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 5.3.          Access to Information. From and after the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to the Parent Companies and their authorized representatives and the Financing Sources, during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company); provided that the Company may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, provided that the Company shall use its reasonable best efforts to obtain the consent of such third party to permit such disclosure, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by outside counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as reasonably determined by outside counsel, would reasonably be expected to conflict with applicable Laws. All of such information shall be treated as confidential information pursuant to the terms of the applicable Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein.

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Section 5.4.          Efforts to Consummate.

(a)          Subject to the terms and conditions herein provided, each of Parent, the Merger Subs and the Company shall use reasonable best efforts to take or cause to be taken all actions necessary or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 6). Each of Parent, the Merger Subs and the Company shall use best efforts to obtain consents of all Governmental Entities necessary to consummate the transactions contemplated by this Agreement. Each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event, within five (5) Business Days) after the date of this Agreement and shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be reasonably requested pursuant to the HSR Act. Without limiting the foregoing, the Company, Parent and their respective Affiliates shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby, except with the prior written consent of the other parties hereto. All filing fees payable under the HSR Act shall be borne by Parent.

(b)          Parent and the Merger Subs shall, and shall cause their Affiliates to, take all actions necessary to resolve any objections that may be asserted by any Governmental Entity to expeditiously consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Parent and the Merger Subs shall:

(i)          at Parent’s sole cost, comply with all restrictions and conditions, if any, required by any Governmental Entity with respect to Antitrust Laws in connection with granting any necessary clearance, terminating any applicable waiting period or otherwise not opposing consummation of the transactions contemplated hereby including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of Parent, its Affiliates (including the Surviving Entity), the Company or any Group Company contemporaneously with or after the Closing and regardless of whether a third party purchaser has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit Parent, its Affiliates (including the Surviving Entity), or (after the Closing) any Group Company’s freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any order, consent decree or other agreement to effectuate any of the foregoing;

(ii)         amend, assign or terminate existing, or enter into any new, licenses, contracts or other agreements or other business relationship insofar as required to obtain any necessary clearance of any Governmental Entity, obtain termination of any applicable waiting period under any Antitrust Laws or otherwise cause any Governmental Entity not to oppose the consummation of the transactions contemplated hereby ; and

(iii)        use reasonable best efforts to oppose any request for or the entry of, and seek to have vacated or terminated, any order, judgment, decree, injunction or ruling of any Governmental Entity that could restrain, prevent or delay the Closing, including by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity and by exhausting all avenues of appeal, including appealing properly any adverse decision or order by any Governmental Entity.

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(c)          In furtherance of the foregoing, Parent shall negotiate in good faith with all Governmental Entities and, to the extent necessary, third parties in connection with a Divestiture or any other matter referred to in Section 5.4(b) in order to enter into all necessary definitive agreements with all such Persons as promptly as practicable after receipt by Parent or the Company of any formal request for the submission of additional information or documentary material by either the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice pursuant to 15 U.S.C. § 18a(e)(1)(A) or the commencement of a formal second phase investigation by any other Governmental Entity, and in any event a sufficient time prior to the Termination Date to permit the Closing to occur prior to such date.

(d)          Each of Parent and the Company will promptly notify the other parties hereto of any written communication made to or received by either Parent and/or the Company, as the case may be, from any Governmental Entity regarding any of the transactions contemplated hereby, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed written communication to any such Governmental Entity and incorporate the other parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend, and furnish the other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby, provided that this Agreement shall not obligate any party to disclose to any other party such portions of any proposed or final correspondence, filing, or other written communication with a Governmental Entity or its staff as the party to such correspondence, filing, or communication may reasonably deem confidential vis-à-vis the other party.

(e)          Notwithstanding anything to the contrary contained in this Agreement, but subject to Parent’s obligations set forth in this Section 5.4, Parent shall have the right to direct all matters with respect to any Governmental Entity consistent with its obligations hereunder, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, and shall take the lead in all meetings and communications with any Governmental Entity in connection with obtaining any necessary antitrust or competition clearances.

(f)          Each party to this Agreement agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.

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Section 5.5.          Indemnification; Directors’ and Officers’ Insurance.

(a)          The Surviving Entity, Parent and the Merger Subs agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of any of the Group Companies as provided in their respective Governing Documents or in any agreement shall survive the Mergers and shall continue in full force and effect. For a period of six (6) years from the First Effective Time, Parent and the Surviving Entity shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any Group Company’s Governing Documents as in effect immediately prior to the First Effective Time or in any indemnification agreements of any of the Group Companies with any of their respective directors, officers or employees as in effect immediately prior to the First Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the First Effective Time were current or former directors, officers or employees of any of the Group Companies; provided that all rights to indemnification in respect of any Claim pending or asserted or any claim made within such period shall continue until the disposition of such Claim or resolution of such claim.

(b)          Each of Parent and the Surviving Entity shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director, officer or employee of any of the Group Companies and each Person who served, at the request of any of the Group Companies, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Claim”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the First Effective Time in connection with such Indemnified Party’s service as a director, officer or employee of any of the Group Companies (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such service was at the request or for the benefit of any of the Group Companies); provided that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Claim, Parent and the Surviving Entity shall cooperate with the Indemnified Party in the defense of any such Claim.

(c)          The Group Companies shall purchase, prior to the First Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Group Companies with respect to matters arising on or before the First Effective Time, covering without limitation the transactions contemplated herein. Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Entity, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

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(d)          Parent shall advance, and cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.5; provided that if such Indemnified Party is found in a non-appealable order from a court of competent jurisdiction not to be entitled to indemnification or other rights hereunder, such person shall reimburse Parent the amount of such fees and expenses so advanced.

(e)          The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Governing Documents of the Group Companies or the Surviving Entity, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.5 shall survive the consummation of the Mergers and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)          In the event Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.5.

Section 5.6.          Exclusive Dealing. During the period from the date of this Agreement through the earlier of the First Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Affiliates to, engage in any discussions or negotiations with, provide any information to, or enter into any contract with, any Person (other than Parent and Parent’s representatives) concerning any sale, transfer or other disposition of the equity securities of any Group Company, any merger involving any Group Company, any sale of a material portion of the business or assets of any Group Company, any recapitalization of any Group Company or other similar transaction involving any Group Company (other than sales of inventory sold in the ordinary course of business consistent with past practice).

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Section 5.7.          Employee Benefits Matters.

(a)          All employees of the Group Companies as of immediately prior to the First Effective Time shall continue as employees of the Group Companies as of the First Effective Time. Any such employee who remains employed by a Group Company or any Affiliate of Parent for any time thereafter shall be a “Company Employee”. For a period beginning on the Closing Date and continuing thereafter for twelve (12) months, Parent shall provide, or shall cause its Subsidiaries to provide, Company Employees with compensation (including an annual cash bonus opportunity) and employee benefits that in the aggregate are substantially comparable to either (i) the compensation (including an annual cash bonus opportunity) and employee benefits provided to each such Company Employee by the Group Companies immediately prior to the Closing Date or (ii) the compensation (including an annual cash bonus opportunity) and employee benefits provided by the Parent Companies to their similarly situated non-union employees; provided, however, that for purposes of the foregoing, equity and equity-based compensation provided by any Group Company to any Company Employee shall not be taken into account and Parent shall have no obligation to provide equity or equity-based compensation to any Company Employee. Notwithstanding the foregoing or any other provision of this Agreement, (x) Company Employees will be eligible to commence participation in Parent’s 401(k) plan only upon the date that is one month after closing and (y) nothing in this Agreement or any Ancillary Agreement shall be deemed to amend any Company Benefit Plan or limit, in any respect, the right of Parent or any of its Subsidiaries (including the Group Companies) to (A) terminate the employment of any Company Employee at any time for any or no reason, (B) change or modify the terms or conditions of employment for any Company Employee (including location of performance) or (C) change or modify any employee benefit plan or arrangement in accordance with their terms.

(b)          For all purposes under the employee benefit plans, programs and arrangements established or maintained by Parent, the Company and their respective Affiliates in which Company Employees may be eligible to participate after the Closing (the “New Benefit Plans”), each Company Employee shall be credited with the same amount of service as was credited by the Group Companies as of the Closing under similar or comparable Company Benefit Plans (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, and without limiting the generality of the foregoing, (i) with respect to any New Benefit Plans in which the Company Employees may be eligible to participate following the Closing, each Company Employee will immediately be eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plans replaces coverage under a similar or comparable Company Benefit Plan in which such Company Employee was eligible to participate immediately before such commencement of participation (such plans, collectively, the “Old Benefit Plans”) and (ii) for purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent and its Subsidiaries shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Company Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan. Parent and its Subsidiaries shall use commercially reasonable efforts to cause any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Old Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Benefit Plan begins to be taken into account under such New Benefit Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Benefit Plan.

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(c)          Without limiting Parent’s obligations under Section 5.7(a), the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, (x) effective no later than the day immediately preceding the Closing, and subject to the Closing occurring, the Roofing Supply Group Retirement Plan (the “Company 401(k) Plan”) and (y) effective as of the Closing, any other Company Benefit Plan set forth on Schedule 5.7(c) unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain any such Company Benefit Plans by providing the Company with written notice of such election before the First Effective Time. Unless Parent so provides notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company Board has taken the necessary corporate action to terminate such other Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld, conditioned or delayed), effective no later than the date required by this Section 5.7(c). In connection with the termination of the Company 401(k) Plan, the Parent shall take any and all actions as may be reasonably required to permit each Company Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan, including any outstanding loans from the Company 401(k) Plan, to Parent’s 401(k) plan.

(d)          This Section 5.7 shall be binding upon and inure solely to the benefit of the parties to this Agreement and nothing in this Section 5.7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7. Without limiting the foregoing, no provision of this Section 5.7 will create any third party beneficiary rights in any current or former employee, director or consultant of any Group Company in respect of continued employment (or resumed employment) or any other matter.

Section 5.8.          Public Announcements. No party hereto, and none of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, that it is required by applicable Law to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that each party hereto and their respective Affiliates may make statements that are substantially similar to (a) the joint press release issued by the parties hereto in connection with the execution of this Agreement or (b) previous press releases, public disclosures or public statements made by any party hereto in compliance with this Section 5.8.

Section 5.9.          NASDAQ Listing. Parent shall promptly prepare and submit to the NASDAQ, a listing application covering the shares of Parent Stock to be issued to the Stockholders and holders of Company Options and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of such Parent Stock on the NASDAQ, subject to official notice of issuance to the NASDAQ, and the Company shall cooperate with Parent with respect to such listing.

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Section 5.10.         Tax Matters.

(a)          Consistent with Revenue Ruling 2001-46, the parties to this Agreement intend that the First Merger, taken together with the Second Merger, be treated, and each of them shall use its reasonable best efforts to cause the First Merger, taken together with the Second Merger to be treated as a reorganization described in Section 368(a) of the Code . The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b)          If there is a determination within the meaning of Section 1313(a) of the Code that the First Merger, taken together with the Second Merger, does not qualify as a reorganization described in Section 368(a) of the Code, then the parties to this Agreement intend that, for federal income tax purposes that the First Merger was a qualified stock purchase within the meaning of Section 338 of the Code and the Second Merger qualified as a liquidation described in Section 332 of the Code.

(c)          Parent shall ensure (subject to Parent’s obligations under Section 5.4) that the continuity of business enterprise requirement of Treasury Regulations Section 1.368-1(d) is satisfied in connection with the transactions provided for herein.

(d)          Parent covenants that neither Parent, nor any of its Affiliates, nor a “related person” (as defined for purposes of Treasury Regulations Section 1.368-1(e)(4)) with respect to Parent (a “Related Tax Person”), nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Parent or a Related Tax Person is treated for federal income tax purposes as owning a direct or indirect interest, will, in connection with any of the transactions provided for herein (as determined for purposes of Treasury Regulations Section 1.368-1(e)), redeem or otherwise acquire any of the shares of Parent Stock transferred in connection with such transactions if such action would cause the First Merger taken together with the Second Merger to fail to qualify as a reorganization described in Section 368(a) of the Code.

(e)          Parent covenants that neither Parent, nor any of its Affiliates, nor a Related Tax Person, nor any entity or arrangement that is treated as a partnership for federal income tax purposes and in which Parent or a Related Tax Person is treated for federal income tax purposes as owning a direct or indirect interest, will take any action (subject to Parent’s obligations under Section 5.4) that would cause the First Merger, taken together with the Second Merger, to fail to qualify as a reorganization described in Section 368(a) of the Code.

(f)          At or prior to the Closing, Parent shall furnish to Debevoise & Plimpton LLP, or other counsel, a representation letter substantially in the form of Schedule 5.10(f) and furnish a copy of such letter to KPMG LLP.

(g)          At or prior to the Closing, the Company shall furnish to Debevoise & Plimpton LLP, or other counsel, a representation letter substantially in the form of Schedule 5.10(g) and furnish a copy of such letter to KPMG LLP.

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(h)          Merger Sub I represents and warrants that it is a newly formed corporation with no material assets or liabilities and was created for purposes of facilitating the acquisition of the Company.

(i)          Parent represents and warrants that it was not in the past 5 years, is not, and does not expect to become, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)          The Company shall, prior to the Closing Date, furnish to Parent a certificate meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) to the effect that the Company Common Shares are not a “U.S. real property interest” within the meaning of Section 897 of the Code.

Section 5.11.         Representation on the Parent Board. Prior to the Closing, Parent shall take such actions as are necessary to, at the Closing (i) expand the Parent Board by two (2) members and (ii) add the persons named on Schedule 5.11 as directors to the Parent Board as the Shareholder Designees.

Section 5.12.         280G Disclosure. The Company shall, reasonably in advance of the Closing Date, use commercially reasonable efforts to obtain a valid waiver from each of the “disqualified persons” (as such term is defined in Section 280 of the Code and the regulations promulgated thereunder) listed on Schedule 5.12, as applicable, of any payments and/or benefits that the Company and Parent reasonably determine may, individually or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and deliver to its stockholders a disclosure statement which satisfies the Company’s disclosure obligations under Section 280G(b)(5)(B) of the Code and the regulations thereunder, and which solicits and recommends that its stockholders vote in favor through a vote meeting the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder. The Company has provided Parent and its representatives with a copy of supporting calculations prepared in connection with the foregoing prior to the date hereof, and will provide Parent and its representatives with the disclosure statement, and any such related waivers, within a reasonable time prior to delivery to the Company’s stockholders and shall consider in good faith any comments made by Parent or its representatives regarding the content of such disclosure statement.

Section 5.13.         Notification. Prior to the Closing, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in ARTICLE 6 impossible or unlikely. No such notification shall be deemed to supplement or amend the Disclosure Schedule in any respect for the purpose of: (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement; or (ii) determining whether any of the conditions set forth in ARTICLE 6 has been satisfied. Notwithstanding anything in this Section 5.13 or elsewhere in this Agreement to the contrary, in no event will the Company’s requirements set forth in this Section 5.13 be used by Parent as a basis for a claim of breach by the Company or a failure to comply with a closing condition of Parent unless the Company acts in bad faith and willfully fails to comply in a material respect with its obligations pursuant to this Section 5.13, which failure has not been cured within ten (10) days from receipt of a written notice from Parent specifying in reasonable detail such failure.

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Section 5.14.         Related Party Agreements. On or before the Closing Date, the Company shall, and shall cause each Group Company to take all actions necessary to terminate all rights and obligations under the Related Party Agreements set forth on Schedule 5.14 and, following the Closing, no party to such Related Party Agreements, including the Group Companies and their Affiliates (including Parent and its Affiliates), shall have any liability or obligation to the other with respect thereto, other than with respect to indemnification obligations for losses during the period prior to the Closing.

Section 5.15.         Release. Each Stockholder and Optionholder, on behalf of itself and its Affiliates (collectively for purposes of this Section 5.15, the “Company Releasing Parties”), and the Parent Companies (collectively for purposes of this Section 5.15, the “Parent Releasing Parties” and, together with the Company Releasing Parties, the “Releasing Parties”), in exchange for the consideration set forth herein, hereby consents to the transactions contemplated under this Agreement and each other agreement, document or instrument referred to in or contemplated by this Agreement. Effective as of the Closing, each of the Releasing Parties hereby irrevocably, unconditionally and completely releases, acquits and forever discharges each of the Releasees (as defined below) from and against any and all Released Claims, whether at law or in equity, that such Releasing Party may have had in the past or may have at any time up to and including the Closing Date against any of the Releasees, directly or indirectly relating to or arising out of any events, matters, causes, things, acts, omissions or conduct occurring or existing at any time up to and including the Closing Date relating directly or indirectly to such Releasing Party’s status as a director, (direct or indirect) stockholder or optionholder of the Group Companies; provided, however, that such Releasing Party is not releasing (i) any rights available to it under this Agreement, the Investment Agreement (including the Registration Rights Agreement that is an exhibit thereto), any Ancillary Document or any agreement entered into by such Releasing Party in connection with the Closing, (ii) if (and only if) such Stockholder or Optionholder is an officer or director of a Group Company, any claims made under applicable directors’ and officers’ liability insurance policies, (iii) if (and only if) such Stockholder or Optionholder is a present or former employee, officer or director of any Group Company, any claims relating to employment, termination of employment, or compensation or benefits in respect thereof or (iv) any rights available to it under any Related Party Agreement to the extent such agreement is not terminated pursuant to Section 5.14. For purposes of this Agreement, (a) “Releasees” means, (x) with respect to any Company Releasing Party, each Group Company, Parent, Merger Subs, and all of Parent’s Affiliates, and each of their respective officers, directors, employees, stockholders, members, Affiliates, agents, representatives, successors and assigns and (y) with respect to any Parent Releasing Party, each Stockholder, Optionholder and CDR Fund and each of their respective officers, directors, employees, stockholders, members, Affiliates, agents, representatives, successors and assigns and (b) “Released Claim” means and includes all past and present as of the date hereof disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature, including: (i) any unknown, inchoate, unsuspected or undisclosed claim; and (ii) any claim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

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Section 5.16.         Financing.

(a)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter, provided, however, that the Parent shall have the right to replace or amend the Commitment Letter from time to time between the date hereof and Closing (A) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof or (B) in any other manner, in each case to the extent such amendment, modification or waiver would not, taken as a whole, have the effect of (i) reducing the aggregate amount of the Financing under any Debt Document (except to the extent any other Financing contemplated by the Commitment Letter is increased by a like amount), (ii) imposing new or additional conditions to the receipt of the Financing or otherwise amending, modifying or expanding any of the conditions to the receipt of the Financing, in each case in a manner that would reasonably be expected to (x) materially delay or prevent the Closing or (y) materially or adversely impact the ability of Parent to satisfy the conditions to obtaining the Financing. Without limiting the generality of the foregoing, the Parent shall use reasonable best efforts to (w) maintain in full force and effect the Commitment Letter and comply with its obligations thereunder, (x) satisfy, or cause to be satisfied (or, if deemed advisable by Parent taking into account the expected timing of Closing, seek the waiver of), on a timely basis and in a manner that will not impede the ability of the parties to consummate the Mergers in advance of the Termination Date, all conditions to Parent obtaining the Financing that are required to be satisfied by Parent and its Subsidiaries and that are within the control of Parent (including, after commencement of the Marketing Period and the “marketing period” described in the Commitment Letter), (y) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contemplated by the Commitment Letter (including any related flex provisions) and otherwise on terms that are acceptable to the Parent and the Financing Sources (such definitive agreements related to the Financing, collectively, with the Commitment Letter, the “Debt Documents”), and (z) assuming that all conditions contained in the Commitment Letter have been satisfied, consummate the Financing at or prior to the Closing. Parent shall use its reasonable best efforts to cause the Financing Sources and the other Persons providing or committing to provide such Financing to comply with their obligations under the Commitment Letter and the Debt Documents and to fund on the Closing Date the Financing required to consummate the Mergers and the other transactions contemplated by this Agreement, including using reasonable best efforts to enforce its rights under the Commitment Letter and the Debt Documents.

(b)          Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing and to satisfy the conditions thereof, and shall give the Company prompt notice (i) of any material breach or material default by any party to the Commitment Letter or other Debt Document of which Parent becomes aware, (ii) of the receipt by Parent or any of its Affiliates of any written notice or other written communication from any Financing Source with respect to (x) any actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or other Debt Document (including any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to such breach, default, termination or repudiation, and including any proposal by any lender or other Person to withdraw from or terminate the Commitment Letter) or (y) any material dispute or disagreement relating to the Financing between or among any parties to the Commitment Letter or any Debt Document entered into in connection with the Financing and (iii) if for any reason Parent believes in good faith that it will not be able to obtain any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the Debt Documents.

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(c)          If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (after taking into account flex terms), Parent shall promptly notify the Company thereof and, if such portion is necessary to consummate the Closing, use its reasonable best efforts to arrange to obtain alternative debt financing on terms and conditions not less favorable, taken as a whole, to Parent and its Subsidiaries than those in the Commitment Letter in an amount sufficient for Parent to make all required payments in connection with the Mergers and the other transactions contemplated hereby, including payment of the Per Share Consideration or Option Cancellation Payment, any indebtedness required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Mergers (including all indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection therewith) and all other amounts to be paid pursuant to this Agreement and associated fees, costs and expenses of the Mergers and the other transactions contemplated hereby, including the Financing, on the Closing Date (“Alternative Financing”) as promptly as practicable following the occurrence of such event, and the provisions of this Section 5.16, Section 5.17, Section 8.2, Section 8.7, Section 8.13, Section 8.14(b) and Section 8.17 shall be applicable to the Alternative Financing, and, for the purposes of this Agreement, all references to the Financing shall be deemed to include such Alternative Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing. True, complete and correct copies of each commitment letter and other agreement relating to the Alternative Financing will be promptly provided to the Company. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.16 will require, and in no event will the reasonable best efforts of Parent be deemed or construed to require, Parent to enter into an Alternative Financing on terms or conditions less favorable, taken as a whole, to Parent and its Subsidiaries than those in the Commitment Letter.

(d)          Parent acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing.

(e)           For the avoidance of doubt, the obligations contained in this Section 5.16 shall terminate upon the occurrence of the Closing.

Section 5.17.         Financing Cooperation.

(a)          Prior to the Closing, the Company shall, shall cause its Subsidiaries, and shall cause its and their respective directors, officers, employees, advisors and other representatives to, at the sole expense of Parent, use reasonable best efforts to cooperate with Parent to the extent necessary and customary for debt financing contemplated by the Commitment Letter as reasonably requested by Parent in connection with the arrangement of the Financing (including for purposes of this Section 5.17, any Alternative Financing) and the termination and payment in full of the existing Indebtedness of the Company and its Subsidiaries, including using reasonable best efforts to (provided that the delivery of the items referred to in clauses (vi)(x)(A), (vi)(x)(B) and (vi)(y)(A) below shall not be subject to such reasonable best efforts qualifiers):

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(i)          assist in the preparation for and upon reasonable advance notice participate (but only together with the executive officers of Parent and other members of senior management and representatives of Parent) at reasonable times in a reasonable number of meetings, drafting sessions, presentations, road shows, and rating agency and due diligence sessions (including accounting due diligence sessions), including making available management and the members of the finance department of the Company and its Subsidiaries to participate in such meetings, sessions, presentations and road shows;

(ii)         (A) assist Parent and its Financing Sources in the preparation of (x) customary offering documents, private placement memoranda, road show presentations, bank information memoranda, prospectuses and similar documents reasonably necessary for any portion of the Financing (including, where appropriate, a “public” version and a “private” version), including reviewing and commenting on Parent's draft of a business description and “Management’s Discussion and Analysis” of the Roofing Supply Group, LLC’s or its Subsidiaries’ financial statements to be included in offering documents contemplated by the Financing and (y) customary materials for rating agency presentations, in each case including using reasonable best efforts to make available management and the members of the finance department of the Company and its Subsidiaries to assist Parent in Parent’s preparation of any of the foregoing documents, memoranda, prospectuses or similar documents and/or materials relating to the Company or any of its Subsidiaries (it being understood that the Company will have no obligation to provide pro forma financial information (except to assist in the preparation thereof to the extent provided in clause (ii) of the definition of “Required Information”) or post-closing financial information), (B) furnish Parent and the Financing Sources with the Required Information as promptly as reasonably practicable, and (C) inform Parent if the Company or any of its Subsidiaries shall have Knowledge of any facts that would likely require the restatement of any financial statements included in the Required Information for such financial statements to comply with GAAP; provided that any authorization and/or representation letters to the Financing Sources and/or the lenders and/or investors under any Financing shall be provided by Parent (and not by the Company or its Subsidiaries);

(iii)        cooperate with the marketing efforts of Parent and its Financing Sources for any portion of the Financing;

(iv)        assist Parent in obtaining waivers, consents, estoppels and approvals from other parties to material leases, Encumbrances and agreements relating to the Company and its Subsidiaries, and appraisals, surveys and title insurance, and releases and other evidence of satisfaction of Encumbrances (other than Permitted Encumbrances), in each case as reasonably requested by Parent or the Financing Sources;

(v)         cause the independent auditors of the Company and its Subsidiaries to provide, consistent with customary practice, (A) reasonable assistance and cooperation to Parent, including attending accounting due diligence sessions and (B) accountant’s comfort letters and consents, including as to customary negative assurances, requested by the Parent or the Financing Sources and customary for financings similar to the Financing;

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(vi)        (x) with respect to the Indebtedness of the Company and its Subsidiaries (other than the Notes as defined below) set forth on Schedule 5.17, (A) obtain the delivery of customary payoff letters executed by the applicable creditor or each agent therefor, (B) cause the delivery of notices of prepayment within the time periods required by the relevant agreements governing such Indebtedness (which notices may be conditioned on the occurrence of the Closing on the Closing Date), and (C) obtain the return of physical collateral held by the applicable creditors or agents therefor; (y) with respect to the 10% Senior Notes Due 2020 (the “Notes”) issued by Issuers, as Parent may request in writing, (A) cause the Issuers to issue a notice of optional redemption prior to (or on) the Closing Date in order to effect a redemption on (or, at the option of Parent, following) the Closing Date of all of the outstanding aggregate principal amount of the Notes pursuant to the redemption provisions of the Indenture; provided that such notice of optional redemption shall be subject to and conditioned upon the occurrence of the First Effective Time on the date specified in such notice (or on such later date on which such notice is permitted by the Indenture to be effective); and/or (B) take, and cause the Issuers to take, any other actions reasonably requested by Parent to facilitate the satisfaction and discharge of the Notes pursuant to the satisfaction and discharge provisions of the Indenture and the other provisions of the Indenture effective as of (or at Parent’s election, following) and conditioned upon the occurrence of the First Effective Time; and (z) obtain all other documents and instruments and take all such other actions as may be necessary to evidence the termination and repayment in full of all Indebtedness of the Company and its Subsidiaries set forth on Schedule 5.17 and the release of all guarantees and Encumbrances securing the foregoing, including the delivery of lien terminations and releases, UCC-3 termination statements and mortgage releases, in each case in form and substance reasonably acceptable to the Parent and the Financing Sources; provided that, in the case of each of clauses (x), (y) and (z) above, (I) Parent shall provide all funds required to effect the repayment of all such Indebtedness, the deposit of cash to redeem and/or effect the satisfaction and discharge, as applicable, of the Notes and the cash collateralization of all letters of credit, and the Company shall have no obligation to effect any such alternative arrangement for letters of credit, and (II) in no event shall this Section 5.17(a)(vi) require the Company or any of its Subsidiaries to cause any termination or release prior to the occurrence of the Closing;

(vii)       assist with the preparation and execution of any pledge and security documents, other definitive financing documents (including any schedules or exhibits thereto) or other certificates or documents customary for the Financing or as may be reasonably requested by Parent or the Financing Sources (it being understood that none of the Company or its Subsidiaries or any of their representatives will be required to provide any certificate with respect to solvency matters) and otherwise facilitate the pledging of collateral, in each case as may be reasonably requested by Parent and in form and substance reasonably acceptable to the Parent and the Financing Sources;

(viii)      cooperate with the due diligence investigation of the Financing Sources, including, subject to Section 5.3, providing reasonable access, during normal working hours and upon reasonable advance notice, as necessary for completion of field exams and audits in connection with the borrowing base for the asset-based loan component of the Financing, asset appraisals and engineering/property condition reports and the evaluation of the current assets, cash management and accounting systems, policies and procedures of the Company and its Subsidiaries relating thereto for the purpose of establishing collateral arrangements;

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(ix)         assist Parent to satisfy on a timely basis all conditions to funding that are applicable solely to the Company and its Subsidiaries with respect to the Financing under the Commitment Letter;

(x)          take all corporate or similar actions reasonably requested by Parent that are necessary or customary to permit the consummation of the Financing (it being understood that none of the Company or its Subsidiaries will be required to take any corporate or similar action that is effective prior to the occurrence of the First Effective Time or that would be effective if the First Effective Time does not occur); and

(xi)         provide at least five (5) Business Days prior to the Closing Date all documentation and other information as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and FATCA to the extent requested at least ten (10) Business Days prior to the Closing Date.

The Company hereby consents to the use of all of its and its Subsidiaries' corporate logos in connection with the initial syndication or marketing of the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks.

(b)          Notwithstanding the foregoing or anything else contained herein to the contrary, (1) none of the Company or any of its Subsidiaries shall be required to incur any expenses or pay any commitment or other fee or other payment that is not promptly reimbursed by Parent in connection with the Financing prior to the Closing or otherwise incur any liability in connection with the Financing and/or redemption and/or discharge of the Notes and/or other Indebtedness of the Company and its Subsidiaries prior to the Closing, (2) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument executed or delivered in connection with the foregoing shall be effective until the Closing Date and none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be required to execute, deliver enter into or take any action under any such certificate, document or instrument that is not contingent upon the Closing or adopt any resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, or be required to deliver, or cause to be delivered, any legal opinion by its counsel, and (3) nothing in this Section 5.17 shall require cooperation to the extent that it would unreasonably interfere with the business or the ongoing operations of the Company and its Subsidiaries, and (4) nothing in this Section 5.17 shall require cooperation to the extent that it would reasonably be expected to conflict with or violate the Company’s or any its Subsidiaries’ organizational documents or any applicable Law. Parent shall, promptly upon request, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to Section 5.17. Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, loss, damages, claims, costs, expenses, awards, judgments and penalties of any type suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from historical information relating to the Company and its Subsidiaries provided by the Company or any of its Subsidiaries in writing specifically for use in the Financing offering documents) and any misuse of the logos or marks of the Company or its Subsidiaries except in the event such liabilities or losses arose out of or result from the bad faith, gross negligence, material breach or willful misconduct of the Company, any of its Subsidiaries or any of their respective representatives.

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(c)          The Required Information (taken as a whole), when delivered by Parent to the Company, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. If the Company becomes aware that the Required Information, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, the Company will use reasonable best efforts to update or supplement such information such that, after giving effect to such updates and supplements, such information, when taken as a whole along with any other written information or data provided by or on behalf of the Company, does not contain as of the time provided any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(d)          For the avoidance of doubt, Parent may, to most effectively access the financing markets, require the reasonable cooperation of the Company and its Subsidiaries under, and subject to, this Section 5.17 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing.

(e)          Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to the Closing.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGERS

Section 6.1.          Conditions to the Obligations of the Company, Parent and the Merger Subs. The obligations of the Company, Parent and the Merger Subs to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by the party for whose benefit such condition exists) of the following conditions:

(a)          any applicable waiting period under the HSR Act relating to the Mergers shall have expired or been terminated; and

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(b)          no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect.

Section 6.2.          Other Conditions to the Obligations of the Merger Subs and Parent. The obligations of the Merger Subs and Parent to consummate the Mergers are subject to the satisfaction or, if permitted by applicable Law, waiver by the Merger Subs and Parent of the following further conditions:

(a)          the representations and warranties of the Company set forth in (i) Section 3.2 and Section 3.5, shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) Section 3.15(iii) and Section 3.22, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), and (iii) ARTICLE 3, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), does not constitute, individually or in the aggregate, a Company Material Adverse Effect;

(b)          the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date; and

(c)          the Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.2 have been satisfied.

Section 6.3.          Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)          the representations and warranties of Parent and the Merger Subs set forth in (i) Section 4.2, Section 4.7 and Section 4.11 shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) Section 4.10(ii) and Section 4.13 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), and (iii) ARTICLE 4, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitations as to “materiality” or “Parent Material Adverse Effect” set forth therein), does not constitute, individually or in the aggregate, a Parent Material Adverse Effect;

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(b)          Parent and the Merger Subs shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)          Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in paragraphs (a) and (b) of this Section 6.3 have been satisfied;

(d)          CD&R Roadhouse Holdings, L.P., on its own behalf and on behalf of all other Stockholders, shall have received from Debevoise & Plimpton LLP, or other counsel to CD&R Roadhouse Holdings, L.P., a written opinion to the effect that the First Merger, taken together with the Second Merger, will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon information, representations, covenants and assumptions provided by Parent and the Company including representations from Parent substantially in the form of Schedule 5.10(f) and representations from the Company substantially in the form of Schedule 5.10(g);

(e)          to the extent approval is required by the rules of the NASDAQ for the listing on the NASDAQ of the shares of Parent Stock to be issued in the First Merger, such approval shall have been obtained, subject to official notice of issuance; and

(f)          the Shareholder Designees shall have been appointed as members of the Parent Board, effective upon the First Effective Time.

ARTICLE 7
TERMINATION

Section 7.1.          Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Closing:

(a)          by mutual written consent of Parent and the Company;

(b)          by Parent or the Company, if the Mergers shall not have been consummated on or prior to December 18, 2015 (the “Termination Date”); provided that the right to terminate pursuant to this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Mergers to be consummated by such time; or

(c)          by Parent, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part the Company set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) days from the date that the Company is notified in writing by Parent of such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Parent or the Merger Subs is then in material breach or violation of its representations, warranties or covenants contained in this Agreement;

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(d)          by the Company, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or the Merger Subs set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) days from the date that Parent is notified in writing by the Company of such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if the Company is then in material breach or violation of its representations, warranties or covenants contained in this Agreement; and

(e)          by Parent at any time before the Requisite Stockholder Approval has been obtained if the Requisite Stockholder Approval has not been obtained within two (2) hours after the execution of this Agreement.

Section 7.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no liability or obligation on the part of Parent, the Merger Subs or the Company or their respective officers, directors or equityholders) with the exception of (a) the provisions of this Section 7.2, ARTICLE 1, ARTICLE 8 and the last sentence of Section 5.3 and (b) any liability of any party hereto for fraud or any willful breach of this Agreement prior to such termination (which, for the avoidance of doubt, shall be deemed to include any failure by Parent to consummate the transactions contemplated by this Agreement if it is obligated to do so hereunder).

ARTICLE 8
MISCELLANEOUS

Section 8.1.          Nonsurvival of Representations, Warranties and Covenants. Other than in the case of fraud, none of the representations, warranties, covenants and other agreements, in each case, of the Company or Parent contained in this Agreement, or in any instrument or certificate delivered by it at Closing, will survive the Closing or termination of this Agreement, and neither the Company nor Parent shall have any liability after the Closing in respect thereof, except for those which contemplate performance after the Closing or termination of this Agreement or otherwise expressly by their terms survive the Closing or termination of this Agreement, each of which will survive in accordance with its terms.

Section 8.2.          Entire Agreement; Assignment. This Agreement, the exhibits, annexes and schedules hereto, the Investment Agreement and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by any party hereto (whether by operation of Law or otherwise) without the prior written consent of Parent, the Merger Subs and the Company, provided that Parent and the Merger Subs may assign all or any portion of their respective rights and interests herein for collateral security purposes to any Financing Sources, any lenders and any other securityholders (including agents or trustees therefor) of Parent or any Subsidiary thereof. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

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Section 8.3.          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile (followed by overnight courier), E-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other parties hereto as follows:

To Parent or the Merger Subs:

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

Attention:     Joe Nowicki
Facsimile:     (703) 437-1919
E-mail: jnowicki@becn.com

with a copy (which shall not constitute notice to Parent or the Merger Subs) to:

Beacon Roofing Supply, Inc.

5244 River Road, Second Floor

Bethesda, Maryland 20816

Attention:     Ross D. Cooper
Facsimile:     (301) 272-2125
E-mail: rcooper@becn.com

To the Company (prior to the Closing):

c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152 USA
Attention:     Nate Sleeper

                     J. L. Zrebiec
Facsimile:     (212) 407-5252

with a copy (which shall not constitute notice to the Company) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

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Attention:     Margaret Andrews Davenport
                     Michael A. Diz
Facsimile:     (212) 909-7667
                     (212) 909-6836
E-mail:     madavenport@debevoise.com

      madiz@debevoise.com

To the Company (after the Closing):

Beacon Roofing Supply, Inc.

505 Huntmar Park Drive, Suite 300

Herndon, Virginia 20170

Attention:     Joe Nowicki
Facsimile:     (703) 437-1919
E-mail:          jnowicki@becn.com

with a copy (which shall not constitute notice to Parent or the Merger Subs) to:

Beacon Roofing Supply, Inc.

5244 River Road, Second Floor

Bethesda, Maryland 20816

Attention:     Ross D. Cooper
Facsimile:     (301) 272-2125
E-mail:          rcooper@becn.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 8.4.          Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 8.5.          Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not the Mergers are consummated, all fees and expenses incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party hereto incurring such fees or expenses. For the avoidance of doubt, all fees and expenses of the Company and its Affiliates incurred in connection with the Mergers, this Agreement and the transactions contemplated by this Agreement shall be paid by the Company, and not by any Stockholder or Optionholder, and shall not reduce any amounts payable to Stockholders or Optionholders pursuant to this Agreement.

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Section 8.6.          Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.7.          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except (a) for the right of the holders of Company Common Shares (other than Excluded Shares) and Company Options to receive the applicable portion of the Per Share Consideration contemplated by Section 2.9, (b) as provided in Sections 5.2, 5.5, 5.10 and 5.15 and (c) the proviso to the second sentence of Section 8.2, this Section 8.7, the reference to this Section 8.7 in the second sentence of Section 8.9, Section 8.13, Section 8.14(b) and Section 8.17 and the definition of “Financing Sources” and the constituent definitions thereof (with respect to which the Financing Sources are express third party beneficiaries, it being understood that the provisions and definitions identified in this clause (c) may not be amended in a manner adverse to the Financing Sources in any respect without their prior written consent), nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The damages recoverable by the Company in connection with any claim related to this Agreement shall include the total amount that would have been recoverable by the holders of the Company Common Shares and Company Options if all such holders brought such claim and were recognized as intended third party beneficiaries hereunder.

Section 8.8.          Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 8.9.          Amendment. Prior to the First Effective Time, subject to applicable Law and Section 8.10, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent, the Merger Subs and the Company. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and subject to Section 8.7, and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 8.9 shall be void.

Section 8.10.         Extension; Waiver. At any time prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or the Merger Subs contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or the Merger Subs contained herein or in any document, certificate or writing delivered by Parent or the Merger Subs pursuant hereto or (c) waive compliance by Parent or the Merger Subs with any of the agreements or conditions contained herein. At any time prior to the Closing, Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company contained herein or in any document, certificate or writing delivered by the Company pursuant hereto or (iii) waive compliance by the Company with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

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Section 8.11.         Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 8.12.         Obligations of Parent and the Merger Subs. The obligations of Parent and the Merger Subs hereunder are jointly and severally guaranteed by each other.

Section 8.13.         Waiver of Jury Trial. The parties to this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING THE FINANCING SOURCES UNDER THE FINANCING (AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES)), in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties to this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

Section 8.14.         Jurisdiction and Venue.

(a)          Any state or federal court sitting in Delaware shall be the exclusive jurisdiction of in any action or proceeding arising out of or relating to this Agreement and all claims in respect of the action or proceeding may be heard and determined in any such court and no Person shall bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 8.3. Nothing in this Section 8.14, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party hereto agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

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(b)          Notwithstanding anything to the contrary contained in this Agreement and without limiting Section 8.17, each of the parties hereto, on behalf of itself and their respective Affiliates: (i) agrees that it shall not (and shall cause their respective Affiliates to not) bring or support any Person in any Action, cause of action, claim, cross-claim, third-party claim, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity) in any way relating to this Agreement, the Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof); (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims, cross-claims, third party-claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity) in any way relating to this Agreement, the Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive) any right such party may have to a trial by jury in respect of any litigation (whether in Law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to this Agreement, the Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof.

Section 8.15.         Remedies. Each party hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party hereto acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach, and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. In the event that a court of competent jurisdiction fails to grant specific performance or other injunctive relief to a party as a remedy for such failure to perform or breach, the parties hereby acknowledge and agree that such party shall be entitled to receive benefit of the bargain and lost profits damages as redress for such failure to perform or breach. Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.15, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 8.16.         Conflicts; Privilege. Recognizing that Debevoise & Plimpton LLP has acted as legal counsel to the Group Companies and certain of their respective Affiliates prior to the date hereof, and that Debevoise & Plimpton LLP intends to act as legal counsel to the Company’s Affiliates after the Closing (which will no longer include the Group Companies), Parent hereby waives, on its own behalf and agrees to cause its Affiliates and the Group Companies to waive, any conflicts that may arise in connection with Debevoise & Plimpton LLP representing the Company’s Affiliates after the Closing as such representation may relate to Parent, the Group Companies or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between the Group Companies and their respective Affiliates, on the one hand, and Debevoise & Plimpton LLP or internal counsel of the Group Companies or the Company’s Affiliates, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Company’s Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any such communications or to the files of Debevoise & Plimpton LLP or such internal counsel relating to such engagement from and after the Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) the Company’s Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Debevoise & Plimpton LLP or such internal counsel in respect of such engagement constitute property of the client, only the Company’s Affiliates (and not the Group Companies) shall hold such property rights and (c) Debevoise & Plimpton LLP or such internal counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Group Companies by reason of any attorney-client relationship between Debevoise & Plimpton LLP or such internal counsel and the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent or a Group Company and a third party other than a party to this Agreement after the Closing, Parent may assert the attorney-client privilege to prevent disclosure of confidential communications by Debevoise & Plimpton LLP to such third party; provided, however, that the Parent may not waive such privilege without the prior written consent of the CDR Funds. This Section 8.16 will be irrevocable, and no term of this Section 8.16 may be amended, waived or modified, without the prior written consent of Debevoise & Plimpton LLP.

Section 8.17.         Waiver of Claims against Financing Sources. Notwithstanding anything herein to the contrary, the Company (and any of its directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity)) hereby waives any rights or claims against any of the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees or representatives (in each case, in such capacity), in any way relating to this Agreement, the Commitment Letter or any of the Debt Documents, including any dispute arising out of or relating in any way to the Financing or the performance thereof, whether at law, in equity, in contract, in tort or otherwise.

* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

CDRR INVESTORS, INC.

By:	/s/ Pete Arvan
Name: Pete Arvan
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

BEACON ROOFING SUPPLY, INC.

By:	/s/ Ross D. Cooper
Name: Ross D. Cooper
Title: Sr. Vice President, General Counsel and Secretary

BEACON LEADERSHIP ACQUISITION I, INC.

By:	/s/ Ross D. Cooper
Name: Ross D. Cooper
Title: Sr. Vice President, General Counsel and Secretary

BEACON LEADERSHIP ACQUISITION II, LLC

By:	/s/ Ross D. Cooper
Name: Ross D. Cooper
Title: Sr. Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Merger]